UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FelCor Lodging Trust Incorporated
(Name of Registrant as Specified In Its Charter)

Ashford Hospitality Trust, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 10, 2017

[•], 2017

To Our Fellow Stockholders of FelCor Lodging Trust Incorporated (“FelCor”):

We are sending you the enclosed proxy statement and accompanying GOLD proxy card because we are soliciting proxies from FelCor’s stockholders to be used at the 2017 annual meeting of FelCor’s stockholders (the “2017 Annual Meeting”). At the 2017 Annual Meeting, seven directors will be elected to serve for terms expiring at the 2018 annual meeting of FelCor’s stockholders, and certain other business will be transacted. FelCor has announced that the 2017 Annual Meeting will be held on [•], 2017 at [•], Central Time, at [•], and that the record date for determining those FelCor stockholders who will be entitled to vote at such meeting is March 31, 2017.

We are seeking your support for the election of seven independent and highly qualified candidates (the “Ashford Trust Nominees”) to FelCor’s Board of Directors (the “FelCor Board”) because we believe that the current directors of FelCor are not acting, and in our opinion will not act, in your best interests. Specifically, as described in the enclosed proxy statement, while FelCor has met with us and discussed a potential business combination transaction, we believe FelCor has failed to meaningfully engage with Ashford Hospitality Trust, Inc. (“Ashford Trust”) on the terms we have proposed for the potential business combination, which we believe maximize shareholder value.

Ashford Trust first approached FelCor regarding a potential business combination between Ashford Trust and FelCor (the “Potential Transaction”) in October 2016.  After months of discussions and repeated attempts by Ashford Trust to explore a Potential Transaction on a friendly basis, FelCor failed to meaningfully engage and refused to provide customary diligence information, which information would allow Ashford Trust to fully evaluate this significant opportunity to unlock value for shareholders of both companies.  Finally, on February 8, 2017, it appeared to us that FelCor was not willing to engage in further negotiations on a potential combination.

On February 21, 2017, Ashford Trust submitted a public proposal to FelCor to acquire all of the outstanding shares of common stock of FelCor for $9.27 per share, based on the closing price of Ashford Trust and Ashford Inc. common stock as of February 17, 2017, which price was comprised of a fixed exchange ratio of 1.192 shares of Ashford Trust, 0.003 shares of Ashford Inc. and 0.001 warrants to purchase Ashford Inc. shares in exchange for each share of FelCor.  The purchase price of this proposal represented a substantial 28% premium to the closing price of FelCor’s common stock on February 17, 2017, a 23% premium to the 10-trading day volume weighted average price, and an 11% premium to FelCor’s 52-week high closing stock price of $8.34 on December 14, 2016.

Following this proposal, FelCor indicated in early March 2017 that it would be willing to engage in further diligence and exploration of a Potential Transaction.  Throughout the month of March 2017, the parties engaged in further discussions and diligence review.  On March 26, 2017, Ashford Trust privately submitted a revised proposal to FelCor.

We believe the election of the Ashford Trust Nominees will establish a FelCor board of directors that is more likely to act in your best interests. If elected, the Ashford Trust Nominees would constitute a majority of the FelCor Board.  However, because the Ashford Trust Nominees are independent of Ashford Trust and do not have any prior relationship with FelCor, we believe they will consider without any bias the Potential Transaction and we believe they will be willing to be outspoken in the boardroom about their views on these issues.  We also believe that your vote for the Ashford Trust Nominees will send a strong message to the FelCor Board and FelCor’s management that FelCor’s stockholders want the FelCor Board to constructively engage with Ashford Trust regarding the Potential

Transaction with Ashford Trust on the terms we have proposed.  Ashford Trust believes these actions are in the best interests of FelCor’s stockholders.

We urge you to send a strong message to FelCor.  Given what we believe are the FelCor Board’s unrealistic expectations and entrenched position, we believe that the only way to send this message is by replacing seven of FelCor’s directors with our independent and highly-qualified candidates who are willing to evaluate and fully consider all of FelCor’s strategic options, including the Potential Transaction, in accordance with their fiduciary duties.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING, WE URGE YOU TO HAVE YOUR SHARES VOTED FOR THE ELECTION OF THE ASHFORD TRUST NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE TODAY.

REMEMBER, IF YOU HOLD YOUR FELCOR SHARES WITH A BROKERAGE FIRM OR BANK, THE BROKER OR BANK MUST VOTE YOUR SHARES FOR YOU, BUT CAN DO SO ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IT IS IMPORTANT THAT YOU PROMPTLY PROVIDE YOUR INSTRUCTIONS USING THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO HAVE YOUR SHARES VOTED FOR THE ELECTION OF THE ASHFORD TRUST NOMINEES.

If you have any questions or require any assistance in executing or delivering your proxy, please call our proxy solicitor, MacKenzie Partners, Inc., at 800-322-2885 (toll-free)  or 212-929-5500 (collect).

Very truly yours,

Douglas Kessler
Chief Executive Officer
Ashford Hospitality Trust, Inc.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 10, 2017

ASHFORD HOSPITALITY TRUST, INC.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

ASHFORD OP GENERAL PARTNER LLC

AHT SMA, LP

AHT SMA GP, LLC

ASHFORD INC.

MARVIN BANKS

KEITH O. COWAN

JEFFREY N. LAVINE

CHRISTOS MEGALOU

JOHN MARK RAMSEY

GREGORY Z. RUSH

DANIEL E. SCHMERIN

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS
OF
FELCOR LODGING TRUST INCORPORATED

INTRODUCTION

This proxy statement and accompanying GOLD proxy card are being furnished by Ashford Hospitality Trust, Inc. (“Ashford Trust”), Ashford Hospitality Limited Partnership, Ashford OP General Partner LLC, AHT SMA, LP, AHT SMA GP, LLC and Ashford Inc. (collectively, the “Ashford Parties,” “we,” “our” or “us”) and their nominees listed below in connection with the solicitation of proxies from the holders of common stock, par value $0.01 per share (the “Shares”), of FelCor Lodging Trust Incorporated (“FelCor”), in connection with the 2017 Annual Meeting of FelCor stockholders (including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of FelCor stockholders held in lieu thereof, the “2017 Annual Meeting”).  FelCor has announced that the 2017 Annual Meeting will be held on [•], 2017 at [•], Central Time, at [•], and that the record date for determining those FelCor stockholders who will be entitled to vote at such meeting is March 31, 2017 (the “Record Date”).

THIS SOLICITATION IS BEING MADE BY THE ASHFORD PARTIES AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF FELCOR (THE “FELCOR BOARD”).

This proxy statement and the enclosed GOLD proxy card are first being sent or given to FelCor stockholders on or about [•], 2017.

Our solicitation of proxies pursuant to this proxy statement relates to a proposal that Ashford Trust has made regarding a potential business combination transaction between Ashford Trust and FelCor (the “Potential Transaction”). While FelCor has met with us and discussed the Potential Transaction, we believe FelCor has failed to meaningfully engage with us on the terms we have proposed, which we believe maximize shareholder value. Accordingly, we believe that the election of the Ashford Trust Nominees is necessary to establish a FelCor Board that is more likely to act in your best interests.

If elected, the Ashford Trust Nominees would constitute a majority of the FelCor Board.  However, because the Ashford Trust Nominees are independent of Ashford Trust and do not have any prior relationship with FelCor, we believe they will consider without any bias the Potential Transaction and we believe they will be willing to be outspoken in the boardroom about their views on these issues.  We also believe that your vote for the Ashford Trust Nominees will send a strong message to the FelCor Board and FelCor’s management that FelCor’s stockholders want the FelCor Board to constructively engage with Ashford Trust regarding the Potential Transaction with Ashford Trust.  We believe these actions are in the best interests of FelCor’s stockholders.  None of the Ashford

Parties or, to the knowledge of the Ashford Parties, any of the Ashford Trust Nominees, currently has any additional or alternative plans regarding the Potential Transaction involving FelCor.

We are soliciting proxies from holders of Shares to elect Marvin Banks, Keith O. Cowan, Jeffrey N. Lavine, Christos Megalou, John Mark Ramsey, Gregory Z. Rush and Daniel E. Schmerin (collectively, the “Ashford Trust Nominees”), each of whom is independent, to replace the seven incumbent directors of FelCor whose terms expire at the 2017 Annual Meeting (“Proposal 1”).  We believe the election of the Ashford Trust Nominees will establish a FelCor Board that is more likely to act in your best interests.

The participants in this proxy solicitation are the Ashford Parties and the Ashford Trust Nominees.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL FELCOR STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF FELCOR CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, THE PARTICIPANTS URGE YOU TO VOTE YOUR GOLD PROXY CARD “FOR” MARVIN BANKS, KEITH O. COWAN, JEFFREY N. LAVINE, CHRISTOS MEGALOU, JOHN MARK RAMSEY, GREGORY Z. RUSH AND DANIEL E. SCHMERIN AS DIRECTORS.

In addition to soliciting proxies for the election of the Ashford Trust Nominees, the Ashford Parties are also soliciting proxies to take action with respect to the following matters that FelCor has announced will be voted on at the 2017 Annual Meeting (all of which are collectively referred to as the “Other Proposals”):

•                  PROPOSAL 2 — An amendment to FelCor’s corporate charter (“Charter”) to permit stockholders to propose binding bylaw amendments (“Proposal 2”);

•                  PROPOSAL 3 — An advisory vote on FelCor’s 2016 executive compensation (“Proposal 3”);

•                  PROPOSAL 4 — An advisory vote on the frequency of advisory votes on executive compensation (“Proposal 4”); and

•                  PROPOSAL 5 — The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 (“Proposal 5”).

•                  PROPOSAL 6 — Any other business that may be properly raised at the meeting.

The Ashford Parties make no recommendation with respect to Proposal 2, Proposal 3, Proposal 4 and Proposal 5. If you have signed, dated and returned the enclosed GOLD proxy card or transmitted your voting instructions by telephone or internet, but no direction is given with respect to the Other Proposals, your Shares will be voted “FOR” the election of the Ashford Trust Nominees and we will “ABSTAIN” from voting your Shares on Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

Except as set forth in this proxy statement, the Ashford Parties are not aware of any other matter that will be presented at the 2017 Annual Meeting. If, however, other matters are properly presented but are unknown a reasonable time prior to this solicitation and you have signed, dated and returned the enclosed GOLD proxy card or transmitted your voting instructions by telephone or internet, the proxies will vote the Shares represented thereby in their best judgment in relation to such business. You will not be able to choose how your Shares will be voted with respect to any such business.

We believe the Ashford Trust Nominees are highly qualified to serve on the FelCor Board, are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”) and meet the eligibility requirements of the Corporate Governance Guidelines of FelCor. In addition, we believe the Ashford Trust Nominees are independent under the heightened independence standards applicable to audit committee members under the rules of the NYSE and the Securities and Exchange Commission (the “SEC”). None of the Ashford Trust Nominees is otherwise affiliated with the Ashford Parties or any of their subsidiaries. The only commitment given to us by each of the Ashford Trust Nominees is that he will stand for election to the FelCor Board and, if elected, will serve on the FelCor Board. Each of the Ashford Trust Nominees has specifically acknowledged that, should such nominee be elected to the FelCor

Board, such nominee will be acting as a director of FelCor, on behalf of FelCor and all of its stockholders, independent of and not controlled by the Ashford Parties, and all of such nominee’s activities and decisions as a director of FelCor will be governed by applicable law and subject at all times to his fiduciary duties to FelCor and its stockholders. Accordingly, we expect that the Ashford Trust Nominees will exercise their independent judgment in all matters before the FelCor Board in accordance with their duties to the stockholders of FelCor and applicable law.

According to FelCor’s public filings, there were [•] Shares outstanding and entitled to vote as of the close of business on [•], 2017.  Holders of record of FelCor Shares are entitled to one vote per Share.  As of the date hereof, AHT SMA, LP beneficially owns 6,200,000 Shares, representing approximately 4.5% of the outstanding Shares.  One hundred Shares of the 6,200,000 Shares are owned of record by AHT SMA, LP.  AHT SMA GP, LLC, Ashford Trust, Ashford Hospitality Limited Partnership and Ashford OP General Partner LLC may each be deemed a beneficial owner of the Shares owned by AHT SMA, LP.

The Ashford Parties intend to vote all Shares beneficially owned by them “FOR” the election of the Ashford Trust Nominees and to “ABSTAIN” from voting on Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

This proxy statement is dated [•], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to FelCor’s stockholders shall not create any implication to the contrary.  You are advised to read this proxy statement and other relevant documents when they become available because they will contain important information.

This proxy solicitation is being made by the Ashford Parties and the Ashford Trust Nominees and NOT on behalf of the FelCor Board or FelCor’s management.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting:

The proxy materials are available at no charge at www.[•].com.

WHETHER OR NOT YOU INTEND TO ATTEND THE 2017 ANNUAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE COMPANY BY AUTHORIZING A PROXY TO VOTE “FOR” THE ELECTION OF THE ASHFORD TRUST NOMINEES BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED GOLD PROXY CARD TODAY.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

IMPORTANT VOTING INFORMATION

If your Shares are held in your own name, please authorize a proxy to vote by signing and returning the enclosed GOLD proxy card in the postage-paid envelope provided or by instructing us by telephone or via the Internet as to how you would like your Shares voted (instructions are on your GOLD proxy card).

If your Shares are held in “street name” with a bank, brokerage firm or other holder of record as of the close of business on the Record Date, only that holder of record can vote those Shares and such holder of record may only do so upon receipt of your instructions to vote your Shares.  Accordingly, it is critical that you promptly sign, date and return the enclosed GOLD voting instruction form instructing your bank, broker or other holder of record to vote for the election of the Ashford Trust Nominees.  Please do so for each account you maintain.

PLEASE DO NOT RETURN ANY WHITE PROXY CARD YOU MAY RECEIVE FROM FELCOR OR OTHERWISE AUTHORIZE A PROXY TO VOTE YOUR SHARES AT THE 2017 ANNUAL MEETING, NOT EVEN AS A PROTEST VOTE. IF YOU HAVE ALREADY SENT A PROXY CARD TO FELCOR OR OTHERWISE AUTHORIZED A PROXY TO VOTE YOUR SHARES AT THE 2017 ANNUAL MEETING, IT IS NOT TOO LATE TO CHANGE YOUR VOTE. TO REVOKE YOUR PRIOR PROXY AND CHANGE YOUR VOTE, SIMPLY DATE, SIGN AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS ON YOUR GOLD PROXY CARD TO VOTE BY TELEPHONE OR VIA THE INTERNET. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

ONLY THE STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ENTITLED TO VOTE AT THE 2017 ANNUAL MEETING.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BANK, BROKERAGE FIRM, DEALER, TRUST COMPANY OR OTHER INSTITUTION OR NOMINEE ON THE RECORD DATE, THEN ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE PROVIDE YOUR INSTRUCTIONS USING THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

MacKenzie Partners, Inc. (“MacKenzie Partners”) is assisting us with our effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your Shares, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (collect)
(800) 322-2885 (toll-free)
Email: felcor@mackenziepartners.com

It is important that your Shares be represented and voted at the 2017 Annual Meeting. Accordingly, regardless of whether you plan to attend the 2017 Annual Meeting in person, please complete, date and sign the GOLD proxy card that has been provided to you by us (and not any proxy card that has been provided to you by FelCor or any other proxy card or form that has been provided to you) and vote “FOR” the election of the Ashford Trust Nominees.

IMPORTANT

ELECTION OF THE ASHFORD TRUST NOMINEES IS, IN OUR VIEW, AN IMPORTANT STEP IN ENSURING THAT YOU HAVE A BOARD OF DIRECTORS THAT WE BELIEVE WILL, CONSISTENT WITH ITS FIDUCIARY DUTIES, EXERCISE INDEPENDENT JUDGMENT, ACT IN YOUR BEST INTERESTS AND PROMPTLY EXPLORE ALL ALTERNATIVES FOR MAXIMIZING STOCKHOLDER VALUE, WHICH MAY INCLUDE SELLING FELCOR TO ASHFORD TRUST, SELLING FELCOR TO A THIRD PARTY OR REMAINING INDEPENDENT.

WE ARE NOT SOLICITING PROXIES TO APPROVE A SALE TRANSACTION INVOLVING FELCOR, INCLUDING THE POTENTIAL TRANSACTION.  OTHER THAN THE POTENTIAL TRANSACTION, WE DO NOT HAVE ANY SPECIFIC PLANS REGARDING A SALE OF FELCOR. YOUR VOTE FOR THE ELECTION OF THE INDEPENDENT CANDIDATES NOMINATED BY US DOES NOT OBLIGATE YOU OR ANY ASHFORD TRUST NOMINEE TO APPROVE ANY TRANSACTION BETWEEN ASHFORD TRUST AND FELCOR.

INTRODUCTION	1
IMPORTANT VOTING INFORMATION	3
BACKGROUND OF THE SOLICITATION	6
REASONS TO VOTE FOR THE SOLICITATION	8
QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION	9
When and where will the 2017 Annual Meeting be held?	9
Who is making the solicitation?	9
Why are we soliciting your vote?	9
Who are the nominees that the Ashford Parties have nominated to replace seven current directors of FelCor whose terms expire at the 2017 Annual Meeting?	10
Who can vote at the 2017 Annual Meeting?	10
What constitutes a quorum?	10
How many Shares must be voted in favor of the Ashford Trust Nominees to elect them to the FelCor Board?	10
How many Shares must be voted in favor of the Other Proposals?	11
How may FelCor stockholders vote their Shares?	11
What should I do in order to vote for the Ashford Trust Nominees?	12
How will your Shares be voted if the enclosed GOLD proxy or voting instruction card is signed and returned but no specific direction on voting is given?	12
If your Shares are held in “street name” by your bank, broker or other record holder, will your bank, broker or other record holder vote your Shares for you?	13
How can the proxies be revoked?	13
Who is paying for the solicitation?	13
If you vote for the election of the Ashford Trust Nominees, are you agreeing to the sale of FelCor to Ashford Trust?	13
Whom should you call if you have questions about the solicitation?	14
IMPORTANT	14
PROPOSAL 1 — ELECTION OF THE ASHFORD TRUST NOMINEES	14
THE ASHFORD TRUST NOMINEES	15
Compensation of FelCor Directors	22
Arrangements between the Ashford Parties and the Ashford Trust Nominees	22
Additional Information Concerning the Ashford Trust Nominees	22
OTHER PROPOSALS	22
Proposal 2 — Amendment Of The Charter	23
Proposal 3 — Say On Pay	23
Proposal 4 — Say On Frequency	23
Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm	23
VOTING PROCEDURES	23
Revocation of Proxies	25
APPRAISAL RIGHTS	25
OTHER INFORMATION	25
Solicitation of Proxies	25
Other Information About FelCor	26
FORWARD-LOOKING STATEMENTS	27
WHOM YOU CAN CALL IF YOU HAVE QUESTIONS	28
ANNEX A MISCELLANEOUS INFORMATION CONCERNING THE ASHFORD TRUST NOMINEES	A-1
ANNEX B PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES	B-1
ANNEX C FORM OF ENGAGEMENT AND INDEMNIFICATION AGREEMENT	C-1

BACKGROUND OF THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation:

In early October 2016, Monty J. Bennett, Ashford Trust’s Chairman, contacted FelCor’s Chairman, Tom Corcoran, regarding a Potential Transaction with FelCor.

On October 25, 2016, Mr. Bennett met with Christopher Hartung, the lead independent director of FelCor, regarding the Potential Transaction.  During this meeting, Mr. Bennett requested that FelCor engage with Ashford Trust on the Potential Transaction and suggested that a delay in the extension of certain brand management agreements could enable increased consideration to be paid to FelCor stockholders.

On November 16, 2016, Mr. Bennett and Douglas Kessler, who was Ashford Trust’s President at that time and currently serves as Ashford Trust’s Chief Executive Officer, met with Mr. Hartung and Mark Rozells, an independent director of FelCor, at the National Association of Real Estate Investment Trusts to discuss the Potential Transaction and on November 26, 2016, Mr. Bennett met with Mr. Corcoran to discuss the Potential Transaction.

On December 5, 2016, Mr. Hartung contacted Mr. Bennett and stated that FelCor was not interested in advancing discussions with Ashford Trust at that time.

On December 13, 2016, Benjamin Ansell, the lead independent director of Ashford Trust, sent a letter to Mr. Hartung regarding the Potential Transaction.  Dr. Ansell explained the benefits of the Potential Transaction, including the potential for synergies and immediate value accretion to FelCor stockholders, and offered an indicative price of $9.31 per Share payable in Ashford Trust shares.

On December 23, 2016, FelCor sent a letter to Dr. Ansell that acknowledged receipt of the December 13 letter and identified certain concerns regarding the Potential Transaction.

On December 26, 2016, representatives from UBS Securities LLC (“UBS”), financial advisor to Ashford Trust, spoke with representatives from Bank of America Merrill Lynch (“BAML”), financial advisor to FelCor, regarding the Potential Transaction and discussed the offer, the management structure of Ashford Trust and potential deleveraging.

On December 29, 2016, Dr. Ansell called Mr. Hartung to discuss the Potential Transaction.  On the call, they discussed the offer, the entry into a nondisclosure agreement with a standstill provision and the extension of the nomination deadline for nominating directors for election to the FelCor Board.  During this call, Dr. Ansell informed Mr. Hartung that Ashford Trust had acquired a position in FelCor’s Shares.

On January 6, 2017, Dr. Ansell, Mr. Kessler and Alan Tallis, an independent director of Ashford Trust, accompanied by representatives from UBS, met with Mr. Hartung and Mr. Rozells in San Francisco to discuss the Potential Transaction.  An independent director of Ashford Inc., Charles Ledsinger, an independent director of FelCor, other FelCor directors, and representatives from BAML also attended the meeting telephonically.  At this meeting, the representatives of FelCor delivered a draft confidentiality agreement prepared by Sidley Austin LLP (“Sidley”), which contained a limited standstill restriction.

Over the course of the following week, representatives from Sidley and Cadwalader, Wickersham & Taft LLP (“Cadwalader”) negotiated the confidentiality agreement, which included a limited standstill expiring on February 9, 2017.  Ashford Trust, Ashford Inc. and FelCor entered into the confidentiality agreement on January 11, 2017.

On January 16, 2017, Dr. Ansell sent a letter to Mr. Hartung that reiterated Ashford Trust’s desire to pursue a Potential Transaction on a friendly basis and to continue to determine how to generate maximum value for both sets of shareholders.

On January 20, 2017, representatives from FelCor stated that they would not provide customary diligence information, including historical property level information, to Ashford Trust because of legal concerns with providing such information.  Later on January 20, 2017, representatives from Sidley agreed with representatives from Cadwalader that there were no legal concerns with disclosing such information. On the call, the representatives from Sidley requested confirmation that Ashford Trust was unwilling to internalize its external manager, Ashford Inc.

On January 21, 2017, representatives from Cadwalader confirmed on behalf of Ashford Trust that an internalization of Ashford Inc. was not under consideration by Ashford Trust at that time but that Ashford Inc. was willing to be a party to the discussions, as evidenced by the attendance of a representative at the January 6 meeting and the signing of the confidentiality agreement, and that there may be other options or enhancements that Ashford Inc. would consider in discussions with FelCor regarding the Potential Transaction.

On January 23, 2017, Dr. Ansell sent a letter to Mr. Hartung requesting that FelCor provide critical due diligence materials, including detailed historical property level financial data, that it had refused to provide to date.  Dr. Ansell noted that obtaining these materials was crucial to Ashford Trust’s ability to continue to pursue a transaction on a friendly basis.

On January 24, 2017, Mr. Hartung sent a letter to Dr. Ansell stating that while the FelCor Board was still considering the merits of the Potential Transaction, the FelCor Board had concluded that Ashford Trust’s proposal was not in the best interest of FelCor stockholders.

On February 2, 2017, Dr. Ansell sent a letter to Mr. Hartung that reiterated Ashford Trust’s belief that FelCor’s stockholders would benefit from a Potential Transaction due to the enhanced size, scale and diversity of the combined company and its assets and immediate value accretion due to the implementation of efficient asset management.  Dr. Ansell then presented a revised proposal for the acquisition of FelCor pursuant to which Ashford Inc. would agree to guarantee certain operating synergies, Ashford Trust would offer Ashford Inc. shares and warrants in addition to the Ashford Trust shares as consideration, Ashford Trust and Ashford Inc. would offer board seats to certain FelCor directors and Ashford Trust would adopt certain governance enhancements.

On February 8, 2017, Mr. Hartung sent a letter to Dr. Ansell indicating that FelCor was not prepared to engage based on the revised offer outlined in Dr. Ansell’s February 2 letter.

On February 10, 2017, FelCor announced the appointment of Steven Goldman as Chief Executive Officer of FelCor.

On February 17, 2017, Mr. Bennett and Rob Hays, Ashford Trust’s Chief Strategy Officer, met with Messrs. Corcoran and Goldman to discuss the Potential Transaction.  Mr. Goldman requested that Ashford Trust not make its offer public.

On February 18, 2017, Mr. Goldman called Mr. Bennett and offered to extend the deadline for director nominations and provide requested diligence materials. Mr. Bennett told Mr. Goldman that he would discuss Mr. Goldman’s proposal with Ashford Trust’s Board of Directors.

Later on February 18, 2017, at the direction of the Ashford Trust’s Board of Directors, Mr. Kessler called Mr. Goldman to discuss Mr. Goldman’s proposal to extend the deadline for director nominations and to provide requested diligence materials.  On the call, Mr. Kessler stated that while Ashford Trust was prepared to make public its offer for FelCor and did not require an extension of the deadline for director nominations, Ashford Trust would be willing to agree to an extension of such deadline and to continue exchanging diligence materials if, among other things, FelCor confirmed that it was prepared to engage in good faith discussions on the Potential Transaction and make a joint public statement that the share currency, external management structure and value offered by Ashford Trust could serve as a basis for such discussions. Mr. Goldman stated that FelCor was not able to agree to such a statement.

On February 21, 2017, Dr. Ansell sent a letter to Mr. Hartung regarding the Potential Transaction.  The letter contained a proposal to acquire all of the outstanding Shares for $9.27 per share, based on the closing price of Ashford Trust and Ashford Inc. common stock as of February 17, 2017, comprised of a fixed exchange ratio of 1.192 shares of Ashford Trust, 0.003 shares of Ashford Inc. and 0.001 warrants to purchase Ashford Inc. shares in exchange for each Share.  The purchase price of the February 21 proposal represented a substantial 28% premium to the closing price of the Shares on February 17, 2017, a 23% premium to the 10-trading day volume weighted average price, and an 11% premium to FelCor’s 52-week high closing stock price of $8.34 on December 14, 2016. The letter also proposed a number of potential corporate governance enhancements that could be made in connection with a Potential Transaction. Ashford Trust made such letter publicly available and submitted a notice of nomination to FelCor nominating seven candidates for election to the FelCor Board at the 2017 Annual Meeting.

On February 27, 2017, Mr. Goldman sent a letter to Mr. Bennett setting forth FelCor’s views regarding the offer contained in Ashford Trust’s February 21 letter and stating that FelCor was prepared to reengage if the offer was restructured to include a cash component.

On February 28, 2017, Mr. Kessler sent a letter to Mr. Goldman acknowledging FelCor’s willingness to reengage and noted that restrictive covenants in FelCor’s bonds restrict the amount of cash that could be offered in connection with a Potential Transaction and continued to express a preference for an all-stock transaction.  Mr. Kessler noted that Ashford Trust was willing to recommence review of diligence.

During the period from February 28, 2017 to March 25, 2017, Ashford Trust and FelCor engaged in a series of discussions regarding a Potential Transaction, including discussion regarding a possible exchange ratio and mix of consideration, due diligence matters and the terms of an agreement, among other topics.

On March 25, 2017, Mr. Kessler and Mr. Goldman had a telephone conference to discuss the Potential Transaction. During the call, Mr. Kessler discussed (i) the reasons why Ashford Trust believes that a business combination makes sense for both sets of stockholders, (ii) the status of due diligence to date, (iii) Ashford Trust’s efforts to accommodate the request of the FelCor Board for Ashford Trust to revise its offer to include a cash component and (iv) the terms of a revised proposal to acquire FelCor.  Mr. Goldman stated that he would discuss the revised proposal with the Transaction Committee of the FelCor Board.

On March 26, 2017, Mr. Kessler sent a letter to Mr. Goldman which contained the revised proposal to acquire all outstanding Shares.  The proposal was restructured to include a cash component of up to approximately $213 million, representing 21% of the total consideration based on the closing stock price of Ashford Trust and Ashford Inc. common stock as of March 24, 2017. The revised total consideration per each Share of FelCor would be comprised of $1.53 in cash, a fixed exchange ratio of 0.930 shares of Ashford Trust (equal to the prior exchange ratio of 1.192x, cash-affected), 0.003 shares of Ashford Inc. and 0.001 warrants to purchase Ashford Inc. shares.

On April 6, 2017, Mr. Kessler and Mr. Goldman met to discuss the March 26 letter and the revised proposal.  At the meeting, Messrs. Kessler and Goldman discussed various aspects of the revised proposal.  Messrs. Kessler and Goldman agreed to instruct UBS and BAML to continue to engage with each other.

REASONS TO VOTE FOR THE SOLICITATION

We are soliciting proxies from holders of Shares, to elect Marvin Banks, Keith O. Cowan, Jeffrey N. Lavine, Christos Megalou, John Mark Ramsey, Gregory Z. Rush and Daniel E. Schmerin, each of whom is independent, to replace the seven incumbent directors of FelCor whose terms expire at the 2017 Annual Meeting.  We believe the election of the Ashford Trust Nominees will establish a FelCor Board that is more likely to act in your best interests.  The Ashford Parties urge all holders of Shares to vote “FOR” the election of the Ashford Trust Nominees.

A vote “FOR” the election of the Ashford Trust Nominees sends a message to the FelCor Board and management that:

•                  FelCor stockholders want directors who will represent the best interests of the stockholders; and

•                  FelCor stockholders want the FelCor Board to constructively engage with Ashford Trust regarding a potential business combination on the terms Ashford Trust has proposed.

We believe that by rejecting our value-creating offer and by not engaging with Ashford Trust on the terms it has proposed, the current FelCor Board has not been acting in the best interests of FelCor’s stockholders. By voting for the Ashford Trust Nominees, we believe that FelCor’s stockholders can demonstrate to the FelCor Board and management their support for FelCor to constructively engage with Ashford Trust regarding a Potential Transaction and demonstrate that they want a FelCor Board that will act in their best interests.

Our solicitation of proxies pursuant to this proxy statement relates to a proposal that Ashford Trust has made regarding a Potential Transaction.  Despite months of discussions and repeated attempts by Ashford Trust to explore a Potential Transaction on a friendly basis, we believe FelCor failed to meaningfully engage on the terms Ashford Trust has proposed. Accordingly, we believe that the election of the Ashford Trust Nominees is necessary to establish a FelCor Board that is more likely to act in your best interests.

If elected, the Ashford Trust Nominees would constitute a majority of the FelCor Board.  However, because the Ashford Trust Nominees are independent of Ashford Trust and do not have any prior relationship with FelCor, we believe they will consider without any bias the Potential Transaction and we believe they will be willing to be outspoken in the boardroom about their views on these issues.  We also believe that your vote for the Ashford Trust Nominees will send a strong message to the FelCor Board and FelCor’s management that FelCor’s stockholders want the FelCor Board to constructively engage with Ashford Trust regarding the Potential Transaction with Ashford Trust on the terms Ashford Trust has proposed.  We believe these actions are in the best interests of FelCor’s stockholders.  None of the Ashford Parties or, to the knowledge of the Ashford Parties, any of the Ashford Trust Nominees, currently has any additional or alternative plans regarding the Potential Transaction involving FelCor.

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

When and where will the 2017 Annual Meeting be held?

FelCor has announced that the 2017 Annual Meeting will be held on [•], 2017 at [•], Central Time, at [•].

Who is making the solicitation?

The solicitation is made by the Ashford Parties. Under the rules of the SEC, the Ashford Trust Nominees are deemed to be participants in the solicitation.

Please see Annex B for additional information regarding the Ashford Parties.  Please see the sections titled “The Ashford Trust Nominees,” Annex A and Annex B for additional information regarding the Ashford Trust Nominees.  For information regarding directors, officers and employees of the Ashford Parties who may assist in the solicitation of proxies, please see Annex B.

Why are we soliciting your vote?

We are asking you to vote “FOR” the election of the following persons on the GOLD proxy card at the 2017 Annual Meeting to serve as directors on the FelCor Board until the 2018 annual meeting of FelCor stockholders (the “2018 Annual Meeting”) or until their respective successors are duly elected and qualified: Marvin Banks; Keith O. Cowan; Jeffrey N. Lavine; Christos Megalou; John Mark Ramsey; Gregory Z. Rush and Daniel E. Schmerin.

We believe that the current members of the FelCor Board are not acting in your best interests.  Despite having offered a substantial premium for the Shares, the incumbent FelCor Board has rejected our proposals and refuses to engage in meaningful discussion with us on the terms we have proposed.

We are sending you this proxy statement and the accompanying GOLD proxy card because we believe that FelCor’s stockholders deserve an independent board that will act in the best interests of FelCor and its stockholders.  We believe the Ashford Trust Nominees, if elected to the FelCor Board, will act in the best interests of FelCor and its stockholders, which actions may include, if the Ashford Trust Nominees and the other member of the FelCor Board deem it appropriate in the exercise of their fiduciary duties, pursuing strategic alternatives that will create greater value for FelCor’s stockholders than is currently available with FelCor as a stand-alone company.  We believe the election of the Ashford Trust Nominees will establish a FelCor Board that is more likely to act in your best interests.  Your vote for the Ashford Trust Nominees will send a strong message to the FelCor Board to constructively engage with Ashford Trust regarding the Potential Transaction with Ashford Trust on the terms we have proposed, and, if the newly elected directors and other members of the FelCor Board deem it appropriate in the exercise of their fiduciary duties, approve and recommend to FelCor’s stockholders the Potential Transaction with Ashford Trust, and take any other appropriate actions necessary to facilitate its consummation.  However, the Ashford Trust Nominees are independent and we expect that, if elected, they will exercise their independent judgment in all matters before the FelCor Board in accordance with their duties to FelCor and applicable law.

Who are the nominees that the Ashford Parties have nominated to replace seven current directors of FelCor whose terms expire at the 2017 Annual Meeting?

The Ashford Parties are asking you to elect Marvin Banks, Keith O. Cowan, Jeffrey N. Lavine, Christos Megalou, John Mark Ramsey, Gregory Z. Rush and Daniel E. Schmerin to replace all seven of the current FelCor directors whose terms expire at the 2017 Annual Meeting.

We believe the Ashford Trust Nominees are highly qualified to serve as directors on the FelCor Board and are independent within the meaning of the listing standards of the NYSE and meet the eligibility requirements of the Corporate Governance Guidelines of FelCor.  None of the Ashford Trust Nominees is employed by or otherwise affiliated with any Ashford Party or any of their affiliates.

The only commitment given to us by each of the Ashford Trust Nominees is that he will stand for election to the FelCor Board and, if elected, will serve on the FelCor Board.  Each of the Ashford Trust Nominees has specifically acknowledged that, should such nominee be elected to the FelCor Board, such nominee will be acting as a director of FelCor, on behalf of FelCor and all of its stockholders, independent of and not controlled by the Ashford Parties, and all of such nominee’s activities and decisions as a director of FelCor will be governed by applicable law and subject at all times to his fiduciary duties to FelCor and its stockholders. Accordingly, we expect that the Ashford Trust Nominees will exercise their independent judgment in all matters before the FelCor Board in accordance with their duties to the stockholders of FelCor and applicable law.

For information regarding the Ashford Trust Nominees, please see the sections titled “The Ashford Trust Nominees” and “Other Information — Participants in the Solicitation” and Annex A.

Who can vote at the 2017 Annual Meeting?

Only owners of record of Shares at the close of business on the Record Date, or their duly appointed proxies, are entitled to receive notice of and to attend and/or vote at the 2017 Annual Meeting or any postponements or adjournments of the 2017 Annual Meeting. Each Share is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote.

Many FelCor stockholders hold their Shares through a bank, brokerage firm or other holder of record, rather than directly in their own name.  As summarized below, there are distinctions between Shares held of record and those owned beneficially:

•                  Stockholder of Record — If your Shares are registered directly in your name with FelCor’s transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record of those Shares.  As the stockholder of record, you can submit your voting instructions by internet, telephone or mail as described on the enclosed GOLD proxy card.

•                  Beneficial Owner — If your Shares are held by a bank, brokerage firm or other holder of record, you are considered the beneficial owner of Shares held in “street name.”  In order for those Shares to be voted at the 2017 Annual Meeting, you must provide your bank, broker or other holder of record instructions to vote your Shares.  Please follow the instructions provided by your bank, brokerage firm or other holder to direct them how to vote your Shares at the 2017 Annual Meeting.

What constitutes a quorum?

A quorum is the minimum number of shares that must be present in order to take action at a stockholder meeting.  Under the Bylaws of FelCor (the “Bylaws”), to have a quorum, a majority of the outstanding Shares entitled to vote at the 2017 Annual Meeting must be represented in person or by proxy at the 2017 Annual Meeting.  Abstentions will be counted for the purpose of determining a quorum.

How many Shares must be voted in favor of the Ashford Trust Nominees to elect them to the FelCor Board?

Assuming a quorum is present at the 2017 Annual Meeting, the seven nominees for director who receive the highest number of “FOR” votes will be elected.  A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the annual meeting, but will not be considered to have been voted for or against the director nominee. A broker non-vote on Proposal 1 for the election of the Ashford Trust Nominees will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

How many Shares must be voted in favor of the Other Proposals?

Proposal 2: Amend the FelCor Charter. Stockholder approval of the proposed amendment to the FelCor Charter requires the affirmative vote of holders of at least a majority of the Shares outstanding as of the Record Date. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Proposal 3: Say on Pay. The affirmative vote of a majority of the votes cast at the 2017 Annual Meeting is required to adopt Proposal 3. Abstentions and broker non-votes will have no effect on this proposal and will not be counted as votes cast. Proposal 3 is an advisory vote only, and therefore, it will not bind FelCor or the FelCor Board.

Proposal 4: Say on Frequency. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the FelCor Board as the stockholders’ recommendation as to the frequency of future say on pay votes.  Proposal 4 is an advisory vote only, and therefore, it will not bind FelCor or the FelCor Board and the FelCor Board may decide to hold say on pay votes more or less frequently than the option approved by FelCor stockholders.

Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the 2017 Annual Meeting is required to adopt Proposal 5. Abstentions will not be considered “votes cast” and therefore will not be included in vote totals and will not affect the outcome of the vote for Proposal 5. Proposal 5 is a discretionary item under the rules of the NYSE and as such, banks, brokers, and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How may FelCor stockholders vote their Shares?

You can vote your Shares for the election of the Ashford Trust Nominees and the Other Proposals in one of four ways:

By Telephone.  Submit a proxy by telephone by following the voting instructions on the enclosed GOLD proxy or voting instruction card.  Your telephone vote authorizes the proxies to vote your Shares in the same manner as if you had signed and returned a GOLD proxy card or voting instruction card.

By Internet.  Submit a proxy via the Internet by following the voting instructions on the enclosed GOLD proxy or voting instruction card. Internet voting procedures are designed to authenticate your identity, allow you to have your Shares voted and confirm that your instructions have been properly recorded.  Your submission of a proxy by Internet authorizes the proxies to vote your Shares in the same manner as if you had signed and returned a GOLD proxy card or voting instruction card.

By Mail.  Sign, date and promptly mail the enclosed GOLD proxy or voting instruction card in the enclosed postage-paid envelope.

In Person.  Written ballots should be available from FelCor at the 2017 Annual Meeting.  If FelCor does not provide a ballot that includes the ability to vote for the Ashford Trust Nominees in connection with Proposal 1, the Ashford Parties will provide its own form of ballot to the independent inspector for the inspector to distribute at the 2017 Annual Meeting on our behalf.  Nonetheless, to ensure that your Shares are represented, we urge you to submit a proxy in advance of the 2017 Annual Meeting by promptly returning your GOLD proxy card by mail or by telephone or the Internet.  You may always attend the 2017 Annual Meeting and vote in person if you wish.  However, the FelCor stockholders who have sent in by mail their GOLD proxy cards or transmitted their voting instructions by telephone or the Internet, and also attend the 2017 Annual Meeting, do not need to vote again unless they wish to revoke their proxy and change their vote.  Stockholders whose Shares are held in the name of a bank, broker or other holder of record must obtain a proxy, executed in such stockholder’s favor, from the bank, broker or the record holder in order for such stockholders to vote their Shares in person at the 2017 Annual Meeting.  If you plan to attend the 2017 Annual Meeting in person, please carefully note the procedures for admission to the 2017 Annual Meeting that FelCor has set forth in its proxy statement.  According to FelCor’s proxy statement, FelCor has indicated in its proxy statement that if you plan to attend the 2017 Annual Meeting, you must detach and bring with you the stub portion of your proxy card, which is marked “Admission Ticket.” According to FelCor’s proxy statement, if you hold your Shares through a broker, you must bring the “Admission Ticket” that either accompanies or is the stub portion of your voting instruction form, or alternatively, you may show a copy of a statement (such as a brokerage statement) from your broker reflecting your stock ownership as of the Record Date in order to be admitted to the 2017 Annual Meeting. According to FelCor’s proxy statement, all attendees must bring a government issued photo ID to gain admission to the 2017 Annual Meeting. According to FelCor’s proxy statement, FelCor has advised that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.  We express no view as to the validity of these requirements to attend the 2017 Annual Meeting.

We urge you NOT to sign or return FelCor’s WHITE proxy card or otherwise provide proxies sent to you by FelCor.  If you have already done so, you may revoke your previously signed proxy by signing and returning a later-dated GOLD proxy card in the enclosed postage-paid envelope, by submitting a proxy by telephone or the Internet (instructions appear on your GOLD proxy card) or by delivering a written notice of revocation to Ashford Trust c/o MacKenzie Partners, Inc. or to the Secretary of FelCor.  Only your latest dated proxy or your vote in person at the 2017 Annual Meeting will be counted.

Owners of record of Shares as of the close of business on the Record Date are urged to submit a GOLD proxy card even if your Shares were sold after the Record Date.

What should I do in order to vote for the Ashford Trust Nominees?

If your Shares are held of record in your own name, please authorize a proxy to vote by marking, signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided or by instructing us by telephone or via the Internet as to how you would like your Shares voted (instructions are on your GOLD proxy card).

If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other institution or nominee, only they can exercise your right to vote with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other institution or nominee to ensure that a GOLD proxy card is submitted on your behalf. Please follow the instructions to authorize a proxy to vote provided on the enclosed GOLD proxy card. If your bank, brokerage firm, dealer, trust company or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed GOLD voting instruction form.

YOUR VOTE IS VERY IMPORTANT. If you do not plan to attend the 2017 Annual Meeting, we encourage you to read this proxy statement and date, sign and return your completed GOLD proxy card prior to the 2017 Annual Meeting so that your Shares will be represented and voted in accordance with your instructions. Even if you plan to attend the 2017 Annual Meeting in person, we recommend that you authorize a proxy to vote your Shares in advance as described above so that your vote will be counted if you later decide not to attend the 2017 Annual Meeting.

How will your Shares be voted if the enclosed GOLD proxy or voting instruction card is signed and returned but no specific direction on voting is given?

If you properly sign and return the enclosed GOLD proxy or voting instruction card, but do not specify how to vote, your proxies will:

•                  vote your Shares “FOR” the election of each of the Ashford Trust Nominees;

•                  “ABSTAIN” from voting your Shares on Proposal 2;

•                  “ABSTAIN” from voting your Shares on Proposal 3;

•                  “ABSTAIN” from voting your Shares on Proposal 4;

•                  “ABSTAIN” from voting your Shares on Proposal 5; and

•                  vote on such other matters as may properly come before the meeting, but are not known a reasonable time prior to this solicitation, in your proxies’ discretion.

If your Shares are held in “street name” by your bank, broker or other record holder, will your bank, broker or other record holder vote your Shares for you?

Your bank, broker or other record holder will not vote your Shares on your behalf unless you provide instructions to your bank, broker or other record holder on how to vote.  You should follow the instructions set forth in the voting instruction cards regarding how to instruct your bank, broker or other record holder to vote your Shares.

Without your instructions, your Shares will not be voted in favor of Proposal 1 for the election of the Ashford Trust Nominees.  Accordingly, it is critical that you promptly give instructions to your bank, broker or other holder of record to vote for the election of the Ashford Trust Nominees.

How can the proxies be revoked?

You may revoke or change your proxy instructions, including proxies already given to FelCor, at any time prior to the vote at the 2017 Annual Meeting by:

•                  submitting a later-dated proxy by telephone or the Internet as to how you would like your Shares voted (instructions are on your GOLD proxy card);

•                  submitting a properly executed, later-dated proxy card that will revoke all prior proxies submitted by telephone, by Internet or by proxy cards or voting instruction cards, including FelCor’s WHITE proxy cards or voting instruction cards;

•                  attending the 2017 Annual Meeting and revoking any previously submitted proxy by voting in person (although attendance at the 2017 Annual Meeting will not in and of itself constitute revocation of a proxy); or

•                  delivering written notice of revocation either to Ashford Trust c/o MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, or the Secretary of FelCor at 125 E. John Carpenter Freeway, Suite 1600, Irving, Texas 75062, or any other address provided by FelCor.

For information on the revocation of proxies, please see the section titled “Voting Procedures — Revocation of Proxies.”

Please note that if your Shares are held in “street name” by a bank, brokerage firm or other holder of record, you must follow the instructions set forth in the voting instruction cards to revoke your earlier vote.

Who is paying for the solicitation?

The Ashford Parties will pay all costs of the proxy solicitation and will not seek reimbursement of these costs from FelCor.

If you vote for the election of the Ashford Trust Nominees, are you agreeing to the sale of FelCor to Ashford Trust?

No.  Although the election of the Ashford Trust Nominees is an important step towards FelCor’s constructively exploring a Potential Transaction, your vote for the election of the Ashford Trust Nominees does not constitute your approval of a Potential Transaction involving Ashford Trust and FelCor.

Whom should you call if you have questions about the solicitation?

Please call our proxy solicitor MacKenzie Partners at 800-322-2885 (toll-free) or 212-929-5500 (collect).

IMPORTANT

The Ashford Parties urge you to transmit your voting instructions today by signing, dating and returning the enclosed GOLD proxy card, by telephone or by the Internet “FOR” the election of the Ashford Trust Nominees.

Electing the Ashford Trust Nominees will enable you — as the owners of FelCor — to send a message to the FelCor Board to constructively engage with Ashford Trust regarding the Potential Transaction on the terms Ashford Trust has proposed.

If you elect to have your Shares voted for the election of the Ashford Trust Nominees by signing, dating and returning the enclosed GOLD proxy card or transmitting a proxy by telephone or Internet.  You should NOT return FelCor’s WHITE proxy card even to vote against the FelCor nominees or to vote for any proposals contained in FelCor’s definitive proxy statement because the submission of FelCor’s WHITE proxy card may be deemed to revoke or change your proxy instructions on the GOLD proxy card.

PROPOSAL 1 — ELECTION OF THE ASHFORD TRUST NOMINEES

Below is a summary of Proposal 1 to be voted upon at the 2017 Annual Meeting. As described under the section titled “Voting Procedures,” you can vote on Proposal 1 for the election of the Ashford Trust Nominees on the accompanying GOLD proxy card or by submitting a proxy by telephone or via the Internet.  If you elect to have your Shares voted for the election of the Ashford Trust Nominees by signing, dating and returning the enclosed GOLD proxy card or submitting a proxy by telephone or Internet, you should NOT return FelCor’s WHITE proxy card to vote for any proposals contained in the FelCor proxy statement because the submission of FelCor’s WHITE proxy card may be deemed to revoke or change your proxy instructions on the GOLD proxy card. Proposal 1 is not subject to, or conditioned upon, the effectiveness of any of the Other Proposals.

The Ashford Parties propose that the stockholders of FelCor elect Marvin Banks, Keith O. Cowan, Jeffrey N. Lavine, Christos Megalou, John Mark Ramsey, Gregory Z. Rush and Daniel E. Schmerin as directors of FelCor at the 2017 Annual Meeting.  According to publicly available information, the FelCor Board currently consists of ten directors.  Following FelCor’s 2015 annual meeting of stockholders, FelCor amended its Charter to provide for the declassification of the FelCor Board over a three-year period.  Accordingly, one director’s term does not expire until the 2018 Annual Meeting.  Further, pursuant to FelCor’s agreement with Snow Park Capital Partners, LP, dated January 20, 2017, as disclosed in FelCor’s Current Report on Form 8-K filed with the SEC on January 26, 2017, FelCor has agreed that two directors will not stand for re-election at the 2017 Annual Meeting and that, following the 2017 Annual Meeting, the size of the FelCor Board shall be fixed at eight directors. Accordingly, there are seven directors whose terms expire in 2017 and who are being considered for re-election at the 2017 Annual Meeting.  If the seven Ashford Trust Nominees are elected to the FelCor Board, they will replace the seven incumbent directors whose terms expire in 2017 and constitute a majority of the FelCor Board.

The Ashford Trust Nominees, if elected at the 2017 Annual Meeting, would hold office until the 2018 Annual Meeting and until their respective successors have been elected and qualified.  Each of the Ashford Trust Nominees has consented to being named as a nominee in this proxy statement and, if elected, to serving as a director of FelCor.

We believe that the Ashford Trust Nominees are highly qualified to serve as directors on the FelCor Board and are independent within the meaning of the listing standards of the NYSE and meet the eligibility requirements of the Corporate Governance Guidelines of FelCor.  Please see “The Ashford Trust Nominees” for detailed information on the Ashford Trust Nominees, including their background and qualifications to serve as FelCor directors.  In addition, we believe that the Ashford Trust Nominees are independent under the heightened independence standards applicable to audit committee members under the rules of the NYSE and the SEC.  None of the Ashford Trust Nominees is affiliated with the Ashford Parties or any subsidiary of the Ashford Parties or has any relationship with the Ashford Parties (except for his agreement to serve as an Ashford Trust Nominee and, if elected, to serve on the

FelCor Board, as described in this proxy statement under “Arrangements between the Ashford Parties and the Ashford Trust Nominees” below).

In addition, each of the Ashford Trust Nominees understands that, if elected as a director of FelCor, each Ashford Trust Nominee would have an obligation to act in the best interests of FelCor in accordance with his duties as a director.  The only commitment given to us by each of the Ashford Trust Nominees is that he will stand for election to the FelCor Board and, if elected, will serve on the FelCor Board. Each of the Ashford Trust Nominees has specifically acknowledged that, should such nominee be elected to the FelCor Board, such nominee will be acting as a director of FelCor, on behalf of FelCor and all of its stockholders, independent of and not controlled by the Ashford Parties, and all of such nominee’s activities and decisions as a director of FelCor will be governed by applicable law and subject at all times to his fiduciary duties to FelCor and its stockholders.  Accordingly, we expect that the Ashford Trust Nominees will exercise their independent judgment in all matters before the FelCor Board in accordance with their duties to FelCor and applicable law.

The Ashford Trust Nominees, if elected, will serve with FelCor’s one other director and thus will constitute a majority of the FelCor Board.

Assuming a quorum is present at the 2017 Annual Meeting, the seven nominees for director who receive the highest number of votes cast will be elected to the FelCor Board.

THE ASHFORD PARTIES STRONGLY RECOMMEND A VOTE “FOR” PROPOSAL 1
FOR THE ELECTION OF THE ASHFORD TRUST NOMINEES.

THE ASHFORD TRUST NOMINEES

None of the Ashford Trust Nominees is employed by or otherwise affiliated with the Ashford Parties or FelCor or any of their respective subsidiaries.  We believe the Ashford Trust Nominees are independent within the meaning of the listing standards of the NYSE and meet the eligibility requirements of the Corporate Governance Guidelines of FelCor.  In addition, we believe the Ashford Trust Nominees are independent under the heightened independence standards applicable to audit committee members under the NYSE and SEC rules.

No occupation or employment by any Ashford Trust Nominee is or was, during the past five years, carried on with FelCor or any corporation or organization which is or was a parent, subsidiary or other affiliate of FelCor, and none of the Ashford Trust Nominees has ever served on the FelCor Board.

The Ashford Trust Nominees have furnished the following information regarding their principal occupations and certain other matters. Unless otherwise indicated, each Ashford Trust Nominee’s business address is also the principal address of the organization in which his present employment is conducted.

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years
Marvin Banks 973 Peachtree Battle Ave NW Atlanta, Georgia 30327	55

Marvin Banks has over 30 years of experience in real estate. He currently serves as President of M Banks Realty Partners, which he founded in 2014 and where he oversees a multifamily real estate investment platform oriented toward arbitrage opportunities creating outsized returns. Mr. Banks serves as Chairman of BluTrend, a technology firm focused on back office automation for multifamily real estate firms, and is a Founding Advisor of Package Solutions, a technology driven startup targeting package delivery solutions in the multifamily arena. From 2013 to 2014, Mr. Banks was Chief Operating Officer of Storage Post, responsible for managing operations of the company’s network of self-storage facilities. From 2011 to 2013, he was President and Chief Financial Officer of

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years

Cortland Partners, a full-service multifamily real estate acquisition, development, and operating company, where he remains a corporate advisor. In this role, he was responsible for the onboarding of property management operations, organizational infrastructure, strategic planning and capital market efforts as the firm evolved from 2,000 apartments to 11,000 apartments in three years. In 2006, Mr. Banks helped form the Private Bank of Buckhead, and subsequently served as the lead director of its board in 2009, which completed a merger with National Bank of Commerce on January 1, 2017 and Mr. Banks now serves as an advisory board member. Before that, Mr. Banks spent 15 years at Gables Residential as Senior Vice President, Chief Financial Officer and a member of the Executive Committee, where he led the company’s $475 million initial public offering and architected its subsequent capital structure. Mr. Banks started in the multifamily business in 1988 when he joined Trammell Crow Residential as a Controller, and later served as a Partner from 1990 to 1994. Mr. Banks teaches graduate courses on real estate investment trusts at Emory University’s Goizueta Business School. He is a past faculty member at Georgia State University and The University of Texas at Austin. A certified public accountant, Mr. Banks serves on various boards of local non-profit organizations including the Atlanta Children’s Museum and the Georgia Council for International Visitors. He received a Bachelor of Business Administration in Accounting from the University of Texas at Austin.

Qualifications. We believe that with over 30 years of experience in real estate, Mr. Banks has significant industry expertise that will be valuable to the FelCor Board. He has deep experience with property management, development, operational infrastructure, strategic planning, and capital markets initiatives that will provide valuable insight to the FelCor Board.

Keith O. Cowan 3344 Peachtree Road - Suite 3305, Atlanta, Georgia 30326	60

Keith O. Cowan has over 16 years of experience as an executive officer in the telecommunications industry specializing in strategic planning, mergers and acquisitions, business development, marketing, consumer product and services management, and network operations. Prior to that, for 14 years, Mr. Cowan was a practicing attorney and law firm partner focused on the execution of capital markets and M&A transactions, and providing Board advice.

Since January 2013, Mr. Cowan has served as the Chief Executive Officer of Cowan Consulting Corporation LLC, a privately held company that provides strategic planning and board advisory services, and manages investments. Previously, from July 2007 to January 2013, Mr. Cowan was the President of Strategic Planning and Corporate Initiatives at Sprint Corporation, with responsibilities that ranged from developing the long-term strategic plan for Sprint, to managing the sale of control of Sprint to Softbank. From January 2007 to July 2007, Mr. Cowan was the Executive Vice President at Genuine Parts Company, responsible for strategic planning, business development, information services and telecommunications. From May 1996 to January 2007, Mr. Cowan held a variety of roles at BellSouth Corporation, which subsequently merged with AT&T,

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years

including Chief Development Officer, Chief Network Field Officer and President of Marketing and Product Management. During his careers with both BellSouth and Sprint, Mr. Cowan was responsible for structuring, negotiating, recommending and obtaining board approval for several of the largest and most complex transactions in the telecommunications industry. Prior to joining the telecommunications industry, he began his career in 1982 as an attorney at Alston & Bird LLP, focusing on corporate and securities law, corporate transactions and providing board advice to private and public companies.

Mr. Cowan has served as a board member of dozens of private companies, two public companies, and numerous not-for-profit and civic organizations. Among his current roles and responsibilities, Mr. Cowan is the Chairman of the Board of Aegex Technologies, CX Technologies (ENGAGEcx), Cobra Legal Solutions and Venadar LLC. He also is the Chairman of the Board of the Morehead — Cain Scholarship Fund, and the Vice Chairman of the Board of the Fox Theatre in Atlanta, Georgia. Mr. Cowan holds a Bachelor of Arts degree in Economics and Political Science from University of North Carolina at Chapel Hill, where he was a Morehead Scholar, and has a Juris Doctor from University of Virginia School of Law.

Qualifications. We believe that the attributes, skills, and qualifications that Mr. Cowan has obtained through years of executive, legal and consultancy experience will provide valuable perspective and strategic guidance to the FelCor Board along with expertise on the execution of transactions. He has been responsible for structuring, negotiating and shepherding many of the largest and most complex telecommunications transactions, including BellSouth’s joint venture with SBC (Cingular Wireless, now AT&T Wireless), Sprint’s multi-party alliance with Intel, Google, Comcast and others (Clearwire), and Sprint’s sale of control to Softbank. In addition to advising and presenting proposals to boards, Mr. Cowan brings deep experience as a board director, having served as a member of the board of dozens of private companies, two public companies and numerous non-profit organizations.

Jeffrey N. Lavine 180 Sylvan Avenue, First Floor Englewood Cliffs, New Jersey 07632	52

Jeffrey N. Lavine has over 25 years of experience in the commercial real estate industry. Mr. Lavine was President of Deerwood Real Estate Capital, a commercial mortgage brokerage specializing in assisting clients with debt and equity sourcing, until January 2017, at which time Deerwood Real Estate Capital was acquired by Walker & Dunlop, Inc., a commercial real estate lender. Following the acquisition, Mr. Lavine transitioned to a consultant for Walker & Dunlop, Inc., in which role he currently serves. In his role as President of Deerwood Real Estate Capital, Mr. Lavine was responsible for implementing short and long term business strategies and was part of the senior management team responsible for running the day-to-day operations of the firm including hiring, legal, compliance, pipeline review and training. From 2014 to 2015, Mr. Lavine was Principal of JN Lavine Advisors, where he provided consulting and advisory services to clients in commercial real estate,

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years

debt and capital markets. Previously, he spent approximately eight years at UBS. From 2009 to 2014, he was Managing Director and Co-Head of the US, European and Japanese Commercial Real Estate Group of SNB StabFund, a workout group of UBS’s distressed commercial real estate assets. In this role, he was responsible for managing a multi-billion dollar portfolio of domestic and foreign commercial real estate loans, REO properties, equity, credit and structuring for securities. From 2006 to 2009, he was Managing Director and Head of Transaction Management & Loan Structuring for a new UBS real estate lending platform. As a founding member of the team, he was involved in developing and creating securitized and balance sheet lending programs. Before joining UBS he was a Senior Managing Director at Bear Stearns, where from 1997 to 2006 he created and headed the firm’s Loan Closing and Structuring Group for commercial real estate lending. Mr. Lavine holds a Bachelor of Arts in Economics and Political Science, magna cum laude, from Tufts University. He received a Master of Business Administration from Columbia Business School and a Juris Doctor from Boston University School of Law.

Qualifications. We believe that the attributes, skills, and qualifications that Mr. Lavine has obtained over the last 25 years in the commercial real estate industry will provide valuable insights and strategic guidance to the FelCor Board. He brings significant financial, legal and structuring expertise from a variety of leadership roles within the real estate sector, including Co-Head of the US, European and Japanese Commercial Real Estate Group of SNB StabFund (a workout group of UBS’s distressed commercial real estate assets), where he was responsible for managing a multi-billion dollar portfolio of domestic and foreign commercial real estate loans, REO properties, equity, credit and structuring for securities.

Christos Megalou Flat 9, Chelsea Lodge 58 Tite Street London, SW3 4JD, United Kingdom	58

Christos Megalou is a senior international banker with over 30 years of experience in management, banking and finance, investment banking, mergers and acquisitions and capital markets. Mr. Megalou is currently the Chief Executive Officer of Piraeus Bank SA, a Greek multinational financial services company, a role which he has held since March 2017. Mr. Megalou was the Founder and Managing Director of Tite Capital Limited, a private financial consultancy company based in London, from May 2015 to April 2017. He was also an Associate of Eilon Associates, an independent corporate finance advisory firm, from November 2015 to March 2017. Since 2016, he has been a Distinguished Fellow of the Global Federation of Competitiveness Councils in Washington, D.C. From 2013 to 2015, Mr. Megalou was Chief Executive Officer and Chairman of the Executive Board of Eurobank Ergasias SA, one of the four Systemic banks in Greece. From 2010 to 2013, Mr. Megalou served as Chairman of the Hellenic Bankers Association in the United Kingdom. From 1997 to 2013, he was Vice-Chairman of Southern Europe, Co-head of Investment Banking for Southern Europe and Managing Director in the Investment Banking Division of Credit Suisse in London. From 1991 to 1997, he was a Director at Barclays

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years

de Zoete Wedd. He is a member of the Board of Directors of Safe Bulkers Inc., a NYSE listed externally-managed provider of marine drybulk transportation services, transporting bulk cargoes along worldwide shipping routes. He received a Bachelor of Science in Economics from the University of Athens and holds a Master of Business Administration in Finance from Aston University in Birmingham, United Kingdom.

Qualifications. We believe that as a senior international banker with over 30 years of experience in management, investment banking, capital markets, and mergers and acquisitions, Mr. Megalou brings significant expertise to the FelCor Board, including extensive experience with externally-managed companies in shipping and other industries. He will bring valuable financial and investment insights from his deep experience working at global financial institutions, investment banks, and commercial banks. He also brings strong industry-leadership experience, having served as a Distinguished Fellow of the Global Federation of Competitiveness Councils in Washington D.C. and Deputy Chairman of the Hellenic Bank Association of Greece.

John Mark Ramsey 189 S. Orange Ave, Suite 1700, Orlando, Florida 32801	46

John Mark Ramsey is a Board member, President and Chief Executive Officer of Sentio Healthcare Properties, Inc., a real estate investment trust, which invests exclusively in healthcare related real estate. In this capacity, he is responsible for overseeing the strategic direction of the real estate investment trust along with the management and growth initiatives of the company. Since becoming the lead executive in January of 2012, the company has successfully attracted institutional capital and doubled the size of the platform. Mr. Ramsey is also the Co-Founder and Chief Executive Officer of Sentio Investments, LLC, which offers flexible real estate capital solutions for medical facility and senior housing developers and owner operators. Sentio Investments currently serves as the sole advisor to Sentio Healthcare Properties, Inc. From May 2007 to December 2011, Mr. Ramsey was the Chief Executive Officer of Servant Healthcare Investments, LLC, a private real estate advisory company, which previously served as sub-advisor to Sentio Healthcare Properties, Inc. From 2003 to 2006, Mr. Ramsey was the Senior Vice President of Investments at CNL Retirement Corp. In this capacity, he managed the investment group and was responsible for implementing and executing the investment strategy in the senior housing and medical facilities sectors. Mr. Ramsey was actively involved in over $3.0 billion of healthcare real estate investments. CNL successfully sold its healthcare real estate business to Health Care Property Investors, Inc., (NYSE: HCP) in 2006. At the time, HCP was the nation’s largest real estate investment trust focusing exclusively on properties serving the healthcare industry. Mr. Ramsey began his career in healthcare real estate as Co-Founder of a regionally focused senior housing owner, operator and developer. The company, which he helped launch, remains an active participant in senior housing throughout the southeast United States. Mr. Ramsey’s combined real estate healthcare experience totals over $4.0 billion. Mr. Ramsey is a

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years

Magna Cum Laude graduate of Florida State University, having earned dual degrees in finance and real estate.

Qualifications. We believe that the attributes, skills, and qualifications that Mr. Ramsey has obtained through his executive leadership and investment experience in the real estate sector make him a valuable candidate for the FelCor Board. He brings extensive institutional capital knowledge, operating leadership and development expertise based on his current and previous leadership positions at a variety of companies with specific focus on real estate solutions for the healthcare industry.

Gregory Z. Rush 300 Robbins Lane Syosset, New York 11791	46

Gregory Z. Rush has over 24 years of experience in the institutional real estate space including holding a variety of positions as a board member for a publicly traded REIT, an investor, investment banker and a financial analyst for a publicly traded REIT. Mr. Rush currently serves as Managing Member of Rush Capital Partners LLC (RCP), an investment firm he founded in September 2015 that focuses on value-add and opportunistic real estate investments in the United States and Europe. From March 2016 to January 2017, he was a board member and member of the special committee for NorthStar Realty Finance, a leading global real estate and investment management firm. In this role, he helped lead the negotiations and execution on behalf of NorthStar Realty Finance in connection with its tri-party merger with Colony Financial and NorthStar Asset Management to create one of the largest global real estate management funds with $58 billion of assets under management. From January 2005 to August 2015, Mr. Rush was a Partner, Managing Director and member of the investment committee for Dune Real Estate Partners, an investment firm focused on managing a series of real estate private equity funds. Mr. Rush’s experience at Dune included over $1.3 billion of investing into hotel assets. Prior to joining Dune in 2005, Mr. Rush was an Executive Director in Morgan Stanley’s Real Estate Investment Banking Group, which he joined in 2000. Prior to Morgan Stanley, Mr. Rush spent three years in the Real Estate Investment Banking department of Merrill Lynch & Co. From 1993 to 1995, he was a financial analyst with Vornado Realty Trust, a publicly traded real estate investment trust. Mr. Rush is a Full Member of the Urban Land Institute and serves as a Vice Chair on Urban Development and Mixed Use Council (Green Flight). Mr. Rush received a Bachelor degree in History from the University of Pennsylvania and a Master of Business Administration in Finance and Economics from New York University — Leonard N. Stern School of Business.

Qualifications. We believe that the attributes, skills, and qualifications that Mr. Rush has obtained through nearly 25 years of experience in the real estate industry makes him especially qualified to provide insight and value to the FelCor Board. He will bring broad perspective to the FelCor Board, having worked across the real estate investment value chain as a board member, an investor, an investment banker and a financial analyst, including several years of direct experience within the publicly-traded REIT sector. While serving on the board of NorthStar Realty Finance, he helped build one of the

Name and Business Address	Age	Business Experience, Directorships and Principal Occupation or Employment During the Past Five Years
		largest global real estate management firms, Colony NorthStar, with $58 billion in assets under management.

Daniel E. Schmerin 737 West 49th Street Miami Beach, Florida 33140	36

Daniel E. Schmerin is the Director of Investment Research at Fairholme Capital Management, a Miami-based investment adviser with approximately $5 billion in assets under management. As Director of Investment Research, he assists the Chief Investment Officer in executing the firm’s contrarian, value-oriented investment strategy across three public mutual funds, a private investment partnership, and dozens of separately managed accounts. Mr. Schmerin manages a team that is responsible for generating new investment ideas as well as conducting research and analysis on existing portfolio positions, and has primarily focused on publicly traded companies in the financial services and real estate sectors. Prior to joining Fairholme in 2011, he served as Chief Operating Officer for the Legacy Securities Public-Private Investment Program in the Office of Financial Stability at the U.S. Department of the Treasury. In this role, Mr. Schmerin was responsible for ensuring effective implementation and timely execution of a $40 billion initiative designed to draw new private capital into the market for troubled real estate-related securities by providing government equity co-investment and attractive public financing. Mr. Schmerin also led the CIO Executive Committee, which advised the Chief Investment Officer on management and operational issues. Mr. Schmerin received the Department’s Special Act Award for providing exceptional support to the Secretary of the Treasury in 2008, as well as commendations for outstanding performance in 2009 and 2010. Before joining the Treasury, Mr. Schmerin served in the Executive Office of the President at the White House and in the Bureau of Economic and Business Affairs at the U.S. Department of State. He is a Member of the Board of Directors at the Miami Children’s Museum, and a Term Member at the Council on Foreign Relations. Mr. Schmerin earned a Bachelor of Arts degree, magna cum laude, from the University of Pennsylvania, where he received the Norman D. Palmer Prize for best undergraduate thesis in International Relations. He subsequently earned a Master of Science degree with highest honors from the London School of Economics, and a Master of Arts degree with distinction from Georgetown University.

Qualifications. We believe that Mr. Schmerin’s substantial experience sourcing and managing investments as well as allocating capital in both the private and public sectors, will be valuable to the FelCor Board and FelCor stockholders. Mr. Schmerin’s knowledge of the asset management industry as well as expertise in economic and financial policymaking will enable him to provide unique insight and perspective on global financial markets, portfolio allocation and FelCor’s investments.

Each of the Ashford Trust Nominees has agreed to be named in this proxy statement, to stand for election to the FelCor Board and to serve as a director of FelCor, if elected.

Compensation of FelCor Directors

If elected to the FelCor Board, the Ashford Trust Nominees will not receive any compensation or indemnification from the Ashford Parties for their service as directors of FelCor.

According to FelCor’s proxy statement for the 2017 Annual Meeting, if the Ashford Trust Nominees are elected as directors of FelCor, as non-employee directors of FelCor each would receive from FelCor an annual base fee of $150,000, which is paid in Shares.  In addition to the base fee, non-employee directors of FelCor are eligible to earn additional fees and stipends ranging from $10,000 and $20,000 for service in certain leadership roles.  The chair of the Audit Committee receives a $17,500 stipend, members of the Audit Committee receives a $10,000 stipend, the chair of the Compensation Committee receives a $15,000 stipend, the chair of the Governance Committee receives a $12,000 stipend and the lead independent director receives a $20,000 stipend.  Non-employee directors can elect to receive cash in lieu of stock with respect to some or all fees and stipends in order to pay taxes attributable to their compensation for serving as directors of FelCor.

Each of the Ashford Trust Nominees, if elected, would be indemnified by FelCor for service as a director to the same extent indemnification is provided to other directors under FelCor’s Charter and Bylaws.  In addition, we believe that, upon election, the Ashford Trust Nominees would be covered by FelCor’s officer and director liability insurance, if any, and be entitled to any other benefits made available to the other directors of FelCor.

All information regarding FelCor’s director compensation and benefits arrangements set forth in this proxy statement is derived solely from FelCor’s public filings with the SEC and the Ashford Parties disclaim any responsibility for the foregoing.

Arrangements between the Ashford Parties and the Ashford Trust Nominees

Ashford Trust has entered into an engagement and indemnification agreement (each an “Engagement and Indemnification Agreement”) with each of the Ashford Trust Nominees.

Each of the Engagement and Indemnification Agreements provide that the Ashford Trust Nominees shall be paid an aggregate fee of $75,000.  Ashford Trust has paid each Ashford Trust Nominee $37,500 in consideration for his being named as an Ashford Trust Nominee and $37,500 will be paid at the conclusion of the 2017 Annual Meeting and/or a special meeting of FelCor’s stockholders or pursuant to terms of a settlement agreement between FelCor and Ashford Trust. Ashford Trust will indemnify each Ashford Trust Nominee against any losses suffered, incurred or sustained by such Ashford Trust Nominee in connection with such Ashford Trust Nominee’s service as a nominee.  Ashford Trust will also reimburse each Ashford Trust Nominee for reasonable, documented, out-of-pocket expenses incurred as a result of each Ashford Trust Nominee’s service as a nominee, including travel expenses and expenses in connection with legal counsel retained to represent each Ashford Trust Nominee in connection with being a member of the slate.

A copy of the form of Engagement and Indemnification Agreement is attached as Annex C to this proxy statement, and the following summary is qualified in its entirety by reference to the full text of such agreement which is incorporated herein by reference.

Additional Information Concerning the Ashford Trust Nominees

The Ashford Trust Nominees have also furnished additional miscellaneous information located under “Other Information — Participants in the Solicitation” and in Annex A as required by the SEC.

OTHER PROPOSALS

In addition to Proposal 1 relating to the election of the Ashford Trust Nominees, FelCor’s definitive proxy statement indicates that four other matters will be voted upon at the 2017 Annual Meeting. Please see FelCor’s proxy statement for a more detailed description of these proposals.

Proposal 2 — Amendment Of The Charter

According to FelCor’s definitive proxy statement, in October 2016, as part of a regular review of its corporate governance practices, the FelCor Board determined that FelCor’s stockholders should be able to propose binding amendments to FelCor’s Bylaws for approval or disapproval by FelCor stockholders. Consequently, the FelCor Board amended the Bylaws to eliminate the provision that reserved that right exclusively to the FelCor Board. The FelCor Board also approved and advised an amendment to its Charter to eliminate a similar provision in the Charter that reserved that right exclusively to the FelCor Board, and the FelCor Board has recommended that FelCor stockholders vote to approve amending the Charter for that purpose. Stockholder approval of the proposed amendment requires the affirmative vote of holders of at least a majority of the Shares outstanding as of the Record Date. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE ASHFORD PARTIES MAKE NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

Proposal 3 — Say On Pay

According to FelCor’s definitive proxy statement, Proposal 3 is being submitted to enable FelCor’s stockholders to approve, on an advisory basis, the compensation of FelCor’s named executive officers. The affirmative vote of a majority of the votes cast at the 2017 Annual Meeting is required to adopt Proposal 3. Abstentions and broker non-votes will have no effect on Proposal 3 and will not be counted as votes cast. Proposal 3 is an advisory vote only, and therefore, it will not bind FelCor or the FelCor Board.

THE ASHFORD PARTIES MAKE NO RECOMMENDATION WITH RESPECT TO PROPOSAL 3.

Proposal 4 — Say On Frequency

According to FelCor’s definitive proxy statement, Proposal 4 is being submitted to enable FelCor stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years or every three years. Abstentions and broker non-votes will not be counted as expressing any preference. This vote is an advisory vote only, and therefore, it will not bind FelCor or the FelCor Board. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the FelCor Board as the FelCor stockholders’ recommendation as to the frequency of future say on pay votes. Nevertheless, the FelCor Board may decide that it is in the best interests of FelCor’s stockholders and FelCor to hold say on pay votes more or less frequently than the option approved by FelCor’s stockholders.

THE ASHFORD PARTIES MAKE NO RECOMMENDATION WITH RESPECT TO PROPOSAL 4.

Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm

According to FelCor’s definitive proxy statement, the Audit Committee of the FelCor Board has appointed PricewaterhouseCoopers LLP as FelCor’s independent registered public accounting firm to audit FelCor’s financial statements for the fiscal year ending December 31, 2017.  FelCor is asking FelCor’s stockholders to ratify such appointment.  The affirmative vote of a majority of the votes cast at the 2017 Annual Meeting is required to adopt Proposal 5.  Abstentions will not be considered “votes cast” and therefore will not be included in vote totals and will not affect the outcome of the vote for Proposal 5.  Proposal 5 is a discretionary item under the rules of the NYSE and as such, banks, brokers, and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

THE ASHFORD PARTIES MAKE NO RECOMMENDATION WITH RESPECT TO PROPOSAL 5.

VOTING PROCEDURES

The accompanying GOLD proxy card will be voted in accordance with your instructions.  You may submit a proxy by telephone, by Internet, or by simply signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

If your Shares are held in “street name” by a bank, brokerage firm or other holder of record, you must follow the instructions set forth in the GOLD voting instruction card to instruct them how to vote your Shares.

Proposal 1 - The Election of the Ashford Trust Nominees. You may have your Shares voted “FOR” the entire slate of Ashford Trust Nominees to fill the seven FelCor Board seats up for election by marking the box titled “FOR ALL NOMINEES” under Proposal 1 on the enclosed GOLD proxy card.  You may withhold your vote for the entire slate by marking the box titled “WITHHELD FROM ALL NOMINEES” under Proposal 1 on the enclosed GOLD proxy card.  You may withhold your vote from any one or more of the Ashford Trust Nominees by marking the box titled “FOR ALL NOMINEES EXCEPT” under Proposal 1 and writing down the number corresponding to the name of any such Ashford Trust Nominee for whom you are withholding your vote in the space provided on the enclosed GOLD proxy card.

Proposal 2 — Amendment of the Corporate Charter.  You may have your Shares voted “FOR” the amendment of the FelCor Charter by marking the box titled “FOR” under Proposal 2 on the enclosed GOLD proxy card.  You may have your Shares voted “AGAINST” the amendment of the FelCor Charter by marking the box titled “AGAINST” under Proposal 2 on the enclosed GOLD proxy card. You can “ABSTAIN” from voting on the amendment of the FelCor Charter by marking the box titled “ABSTAIN” under Proposal 2 on the enclosed GOLD proxy card.

Proposal 3 — Say on Pay.  You may have your Shares voted “FOR” the approval, on an advisory basis, of the 2016 compensation of FelCor’s named executive officers by marking the box titled “FOR” under Proposal 3 on the enclosed GOLD proxy card.  You may have your Shares voted “AGAINST” the approval, on an advisory basis, of the 2016 compensation of FelCor’s named executive officers by marking the box titled “AGAINST” under Proposal 3 on the enclosed GOLD proxy card. You can “ABSTAIN” from voting on the approval, on an advisory basis, of the 2016 compensation of FelCor’s named executive officers by marking the box titled “ABSTAIN” under Proposal 3 on the enclosed GOLD proxy card.

Proposal 4 — Say on Frequency.  You may have your Shares voted, on an advisory basis, to express a preference as to whether future advisory votes on executive compensation should be held every year by marking the box titled “1 YEAR” under Proposal 4 on the enclosed GOLD proxy card.  You may have your Shares voted, on an advisory basis, to express a preference as to whether future advisory votes on executive compensation should be held every two years by marking the box titled “2 YEARS” under Proposal 4 on the enclosed GOLD proxy card.  You may have your Shares voted, on an advisory basis, to express a preference as to whether future advisory votes on executive compensation should be held every three years by marking the box titled “3 YEARS” under Proposal 4 on the enclosed GOLD proxy card.  You may “ABSTAIN” from having your Shares voted, on an advisory basis, to express a preference as to the frequency of future advisory votes on executive compensation by marking the box titled “ABSTAIN” under Proposal 4 on the enclosed GOLD proxy card.

Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm.  You may have your Shares voted “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s independent registered public accounting firm for 2017 by marking the box titled “FOR” under Proposal 5 on the enclosed GOLD proxy card.  You may have your Shares voted “AGAINST” the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s independent registered public accounting firm for 2017 by marking the box titled “AGAINST” under Proposal 5 on the enclosed GOLD proxy card. You can “ABSTAIN” from voting on the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s independent registered public accounting firm for 2017 by marking the box titled “ABSTAIN” under Proposal 5 on the enclosed GOLD proxy card.

After indicating how you would like your Shares voted on the GOLD proxy card, please sign, date and return it in the accompanying postage-paid envelope.  You may also submit a proxy by telephone or by the Internet by following the instructions set forth in the enclosed GOLD proxy card. If your GOLD proxy card is signed and dated but no direction is given with respect to Proposal 1, your Shares will be voted “FOR” the election of each of the Ashford Trust Nominees and we will “ABSTAIN” from voting your Shares on Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

THE ASHFORD PARTIES STRONGLY RECOMMEND A VOTE “FOR” THE ELECTION OF
THE ASHFORD TRUST NOMINEES TO FILL THE SEVEN FELCOR BOARD SEATS
ELIGIBLE TO BE FILLED AT THE 2017 ANNUAL MEETING.

Revocation of Proxies

You may revoke or change your proxy instructions at any time prior to the vote at the 2017 Annual Meeting by:

1.     submitting a later-dated proxy by telephone or the Internet as to how you would like your Shares voted (instructions are on your GOLD proxy card);

2.     submitting a properly executed, later-dated proxy card that will revoke all proxies submitted by telephone, by Internet or by prior proxy cards or voting instruction cards, including FelCor’s WHITE proxy cards or voting instruction cards;

3.     attending the 2017 Annual Meeting and revoking any previously submitted proxy by voting in person (although attendance at the 2017 Annual Meeting will not in and of itself constitute revocation of a proxy); or

4.     delivering written notice of revocation either to Ashford Trust c/o MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016 or the Secretary of FelCor at its principal executive offices at 125 E. John Carpenter Freeway, Suite 1600, Irving, Texas 75062, or any other address provided by FelCor.

Please note that if your Shares are held in “street name” by a bank, brokerage firm or other holder of record, you must follow the instructions set forth in the GOLD voting instruction cards to vote or revoke your earlier vote.

Although a revocation is effective if delivered to FelCor by a Record Date holder of Shares, the Ashford Parties recommend that either the original or a copy of any revocation be mailed to MacKenzie Partners at the address listed above, so that the Ashford Parties will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Ashford Trust Nominees to the FelCor Board have been received. The Ashford Parties or MacKenzie Partners may contact the FelCor stockholders who have revoked their proxies.

APPRAISAL RIGHTS

FelCor stockholders are not entitled to appraisal rights under Maryland law in connection with Proposal 1 for the election of the Ashford Trust Nominees or this proxy statement.

OTHER INFORMATION

Solicitation of Proxies

Solicitation of GOLD proxy cards may be conducted by mail, facsimile, courier services, telephone, telegraph, the Internet, e-mail, newspapers, advertisements and other publications of general distribution and in person. The Ashford Parties may, from time to time, request that certain of their directors, officers or employees assist with the solicitation as part of his duties in the normal course of his employment or service as a director without any additional compensation for the solicitation.  Information regarding directors, officers and employees of the Ashford Parties who may assist in the solicitation is included in Annex B to this proxy statement.

MacKenzie Partners has been retained to provide solicitation and advisory services in connection with the solicitation of proxies to elect each of the Ashford Trust Nominees at the 2017 Annual Meeting.  MacKenzie Partners will receive a fee in an amount up to $350,000 and reimbursement of reasonable out-of-pocket expenses for its services to the Ashford Parties in connection with the solicitation.  Approximately 30 people may be employed by MacKenzie Partners to solicit proxies from FelCor’s stockholders for the 2017 Annual Meeting.  Ashford Trust has agreed to indemnify MacKenzie Partners in its capacity as solicitation agent against certain liabilities and expenses in connection with the solicitation.  Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Shares held as of the Record Date of the

2017 Annual Meeting.  Ashford Trust will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The Ashford Parties may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding, at the request of the Ashford Parties, all materials related to the proxy solicitation to the beneficial owners of Shares they hold of record.

The Ashford Parties will pay all costs of its proxy solicitation and will not seek reimbursement of those costs from FelCor.  The Ashford Parties estimate the total amount to be spent in furtherance of or in connection with the solicitation of FelCor’s stockholders to be approximately $1,500,000. The Ashford Parties’ aggregate expenditures to date in furtherance of or in connection with the solicitation of FelCor’s stockholders are less than $[•].

None of the Ashford Parties nor any of their associates has any arrangement or understanding with any person with respect to any future employment by FelCor or its affiliates, or with respect to any future transactions to which FelCor or its affiliates will or may be a party.

UBS is acting as Ashford Trust’s financial advisor in connection with Ashford Trust’s effort to acquire FelCor.  UBS will receive customary fees in connection with such engagements, and Ashford Trust has agreed to reimburse UBS for out-of-pocket expenses incurred in connection therewith and to indemnify UBS against certain losses, claims, damages, liabilities and expenses.  UBS does not admit that it or any of its directors, officers, employees or affiliates is a “participant” under the applicable SEC rules, or that the applicable SEC rules require the disclosure of certain information concerning them.  None of UBS or any of the foregoing persons will receive any compensation for, or in connection with, any solicitation activities in addition to the compensation and expense reimbursements described above in connection with UBS’s engagement as a financial advisor to Ashford Trust for the Potential Transaction.  UBS and its affiliates have provided, and UBS and its respective affiliates in the future may provide, various investment banking, financial advisory and other services to Ashford Trust or its affiliates, for which they have received or may receive, as the case may be, customary compensation. In the ordinary course of business, UBS and its affiliates may hold positions, both long and short, for their own accounts and for those of their clients and customers, in the Shares.

Ashford Trust has retained Edelman (“Edelman”) as its public relations advisor in connection with Ashford Trust’s effort to acquire FelCor.  Ashford Trust has agreed to pay customary compensation to Edelman for such services.  In addition, Ashford Trust has agreed to cover certain legal fees and reasonable out-of-pocket expenses relating to or arising out of the engagement.

Other Information About FelCor

Based upon documents publicly filed by FelCor, the mailing address of the principal executive offices of FelCor is 125 E. John Carpenter Freeway, Suite 1600, Irving, Texas 75062.

Certain information regarding the compensation of directors and executive officers and certain other matters regarding FelCor and its officers and directors is required to be contained in FelCor’s proxy statement. Certain other information regarding the 2017 Annual Meeting, as well as procedures for submitting proposals for consideration at the 2018 Annual Meeting, is also required to be contained in FelCor’s proxy statement. To review this information, please refer to FelCor’s proxy statement when it becomes available.

The information concerning FelCor has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although the Ashford Parties have no knowledge that would indicate that statements relating to FelCor contained in this proxy statement that are made in reliance upon publicly available information are inaccurate or incomplete, to date we have not had access to the books and records of FelCor related to such information and statements, were not involved in the preparation of such information and statements and are not in a position to verify the truthfulness of such information and statements, including any information relating to any person other than the Ashford Parties or the Ashford Trust Nominees.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements.”  Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Ashford Parties’ objectives, plans or goals are forward-looking. The Ashford Parties’ forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Ashford Trust and FelCor and projections regarding the industries in which they operate. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including, without limitation: general volatility of the capital markets and the market price of Ashford Trust or Ashford Inc. common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in the industry and the market in which Ashford Trust and Ashford Inc. operate, interest rates or the general economy; the degree and nature of our competition; risks that Ashford Trust will ultimately not pursue a transaction with FelCor or FelCor will reject engaging in any transaction with Ashford Trust; if a transaction is negotiated between Ashford Trust and FelCor, risks related to Ashford Trust’s ability to complete the acquisition on the proposed terms; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees, managers or franchisors; and the possibility that if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Ashford Trust’s or Ashford Inc.’s shares could decline.

Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements.  Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  This cautionary statement is applicable to all forward-looking statements contained in this proxy statement and the material accompanying this proxy statement.

Any forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement.  These and other relevant factors, including those risk factors in Ashford Trust’s filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

This communication does not constitute an offer to buy or solicitation of any offer to sell securities. This communication relates to a proposal which Ashford Trust has made for a business combination transaction with FelCor. In furtherance of this proposal and subject to future developments, Ashford Trust (and, if a negotiated transaction is agreed, FelCor) may file one or more registration statements, prospectuses, proxy statements or other documents with the SEC.  INVESTORS AND SECURITY HOLDERS OF ASHFORD TRUST AND FELCOR ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT(S), PROSPECTUS(ES), PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASHFORD TRUST, FELCOR AND THE POTENTIAL TRANSACTION. Investors and security holders may obtain free copies of these documents (if and when they become available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or by directing a request to Ashford Trust’s Investor Relations department at Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling Ashford Trust’s Investor Relations department at (972) 490-9600. Investors and security holders may obtain free copies of the documents filed with the SEC on Ashford Trust’s website at www.ahtreit.com under the “Investor” link, at the “SEC Filings” tab.

WHOM YOU CAN CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact MacKenzie Partners, the Ashford Parties’ proxy solicitor, at the following address and telephone numbers:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (collect)
(800) 322-2885 (toll-free)
Email: felcor@mackenziepartners.com

IT IS IMPORTANT THAT YOU SIGN AND DATE THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

ANNEX A

INFORMATION CONCERNING THE ASHFORD TRUST NOMINEES

Other than as disclosed herein and other than each Ashford Trust Nominee’s interest in being elected as a director of FelCor, none of the Ashford Trust Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2017 Annual Meeting.

During the past ten years, none of the Ashford Trust Nominees has been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors).

No Ashford Trust Nominee owns beneficially, directly or indirectly, or of record but not beneficially, any securities of FelCor (or any parent or subsidiary of FelCor), and no Ashford Trust Nominee has, to his knowledge, purchased or sold any securities of FelCor within the past two years; provided that such securities may have been purchased or sold without his knowledge for accounts of such Ashford Trust Nominee managed by independent investment managers having control over the purchase and sale decisions with respect thereto.

None of the Ashford Trust Nominees is, or has been within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of FelCor, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

No associate of any Ashford Trust Nominee owns beneficially, directly or indirectly, any securities of FelCor.

None of the Ashford Trust Nominees, any of their immediate family members or any entity in which any Ashford Trust Nominee is an executive officer or partner or of whose equity interests any Ashford Trust Nominee is the beneficial owner, directly or indirectly, of 10% or more, has had or will have a direct or indirect material interest in any transaction since the beginning of FelCor’s last fiscal year or any currently proposed transaction to which FelCor or any of its subsidiaries was or is to be a participant in which the amount involved exceeds $120,000.

Other than as disclosed herein, none of the Ashford Trust Nominees, or any of their associates, has any arrangement or understanding with any person with respect to any future employment with FelCor, the Ashford Parties or any of their respective affiliates or with respect to any future transactions to which FelCor, the Ashford Parties or any of their respective affiliates will or may be a party.

There are no material proceedings to which any of the Ashford Trust Nominees or any of their associates is a party adverse to FelCor or any of its subsidiaries or has a material interest adverse to FelCor or any of its subsidiaries.

None of the Ashford Trust Nominees has held any positions or offices with FelCor.

Other than as disclosed herein, there are no arrangements or understandings between any Ashford Trust Nominee and any other person pursuant to which such Ashford Trust Nominee was or is to be selected as a nominee for election as a director.

There exist no family relationships among the Ashford Trust Nominees or between any of the Ashford Trust Nominees and any director or executive officer of FelCor.

Gregory Z. Rush was named in a co-defendant in a class action securities/commodities case in his capacity as a director of NorthStar Realty Finance Corp., filed in US District Court in Maryland on November 18, 2016 (case #1:16-cv-03742-JFM). The action relates to a pending merger between NorthStar Realty Finance Corp., Colony Capital, Inc. and NorthStar Asset Management Group Inc. The complaint does not include any specific allegations against Mr. Rush individually.

A-1

Other than as disclosed herein, during the past ten years, none of the Ashford Trust Nominees was involved in any event that would be required to be disclosed under Item 401(f) of Regulation S-K.

The Ashford Parties believe that each of the Ashford Trust Nominees would be considered an independent director of FelCor within the meaning of Item 407(a) of Regulation S-K and under FelCor’s Corporate Governance Guidelines and would satisfy the board membership criteria under FelCor’s Corporate Governance Guidelines.

None of the Ashford Trust Nominees or any of their associates has received any compensation or bonus from or in respect of services rendered on behalf of FelCor that is required to be disclosed under Item 402 of Regulation S-K or is subject to any arrangement described in Item 402 of Regulation S-K.

There are no interlocking relationships that would have required disclosure under the paragraphs of Item 407 of Regulation S-K, had the Ashford Trust Nominees been directors of FelCor.

A-2

ANNEX B

PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES

Set forth below are the names, principal business addresses and principal occupations or employment of the directors, officers, employees and other representatives of the Ashford Parties who may assist in the Ashford Parties’ solicitation of proxies in connection with the 2017 Annual Meeting, and the name, principal business and address of any corporation or other organization in which their employment is carried on. To the extent that any of these individuals assists the Ashford Parties in its solicitation of proxies for the 2017 Annual Meeting, these persons may be deemed “participants” under the applicable SEC rules.

Participants in the Solicitation

The Ashford Parties and the Ashford Trust Nominees are participants in the solicitation.

The business address of each of the Ashford Parties is 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254.

The principal business of AHT SMA, LP is investing in securities.  The principal business of AHT SMA GP, LLC is to act as general partner of AHT SMA, LP.  The principal business of Ashford Trust is investing opportunistically in the hospitality industry with a focus on full-service upscale and upper-upscale hotels in the United States.  The principal business of Ashford Hospitality Limited Partnership is to act as the operating partnership of, and to hold all (or substantially all) of the assets of, Ashford Trust.  The principal business of Ashford OP General Partner LLC is to act as general partner of Ashford Hospitality Limited Partnership.  The principal business of Ashford Inc. is providing asset management and advisory services to other entities, primarily within the hospitality industry, and serving as the external advisor of Ashford Trust and Ashford Hospitality Prime, Inc.

As of the date of this proxy statement, AHT SMA, LP beneficially owns 6,200,000 Shares, representing approximately 4.5% of the outstanding Shares.  100 Shares of the 6,200,000 Shares are owned of record by AHT SMA, LP.  AHT SMA GP, LLC, Ashford Trust, Ashford Hospitality Limited Partnership and Ashford OP General Partner LLC may each be deemed a beneficial owner of the Shares owned by AHT SMA, LP.  A list of all securities of FelCor purchased or sold by the Ashford Parties within the past two years, as well as the dates on which they were purchased or sold and the amount purchased or sold on each such date is set forth below.

Transaction Party	Security Description	Trade Date	Buy/Sell	Trade Quantity
AHT SMA, LP	Common Stock	10/3/16	Buy	63,700
AHT SMA, LP	Common Stock	10/4/16	Buy	104,100
AHT SMA, LP	Common Stock	10/5/16	Buy	145,700
AHT SMA, LP	Common Stock	10/6/16	Buy	154,500
AHT SMA, LP	Common Stock	10/7/16	Buy	87,100
AHT SMA, LP	Common Stock	10/10/16	Buy	111,300
AHT SMA, LP	Common Stock	10/11/16	Buy	90,400
AHT SMA, LP	Common Stock	10/12/16	Buy	51,100
AHT SMA, LP	Common Stock	10/13/16	Buy	27,400
AHT SMA, LP	Common Stock	11/2/16	Buy	140,000
AHT SMA, LP	Common Stock	11/3/16	Buy	62,700
AHT SMA, LP	Common Stock	11/4/16	Buy	116,200
AHT SMA, LP	Common Stock	11/7/16	Buy	77,100
AHT SMA, LP	Common Stock	11/8/16	Buy	80,800
AHT SMA, LP	Common Stock	11/9/16	Buy	193,700
AHT SMA, LP	Common Stock	11/10/16	Buy	151,300
AHT SMA, LP	Common Stock	11/11/16	Buy	156,100

Transaction Party	Security Description	Trade Date	Buy/Sell	Trade Quantity
AHT SMA, LP	Common Stock	11/14/16	Buy	171,800
AHT SMA, LP	Common Stock	11/15/16	Buy	110,700
AHT SMA, LP	Common Stock	11/16/16	Buy	92,500
AHT SMA, LP	Common Stock	11/17/16	Buy	106,800
AHT SMA, LP	Common Stock	11/18/16	Buy	100,000
AHT SMA, LP	Common Stock	11/21/16	Buy	75,500
AHT SMA, LP	Common Stock	11/22/16	Buy	146,200
AHT SMA, LP	Common Stock	11/23/16	Buy	111,100
AHT SMA, LP	Common Stock	11/28/16	Buy	114,500
AHT SMA, LP	Common Stock	11/29/16	Buy	327,835
AHT SMA, LP	Common Stock	11/30/16	Buy	182,800
AHT SMA, LP	Common Stock	12/1/16	Buy	321,965
AHT SMA, LP	Common Stock	12/2/16	Buy	356,100
AHT SMA, LP	Common Stock	12/5/16	Buy	398,125
AHT SMA, LP	Common Stock	12/6/16	Buy	159,771
AHT SMA, LP	Common Stock	12/7/16	Buy	226,118
AHT SMA, LP	Common Stock	12/8/16	Buy	273,665
AHT SMA, LP	Common Stock	12/9/16	Buy	249,193
AHT SMA, LP	Common Stock	12/12/16	Buy	343,463
AHT SMA, LP	Common Stock	12/13/16	Buy	331,365
AHT SMA, LP	Common Stock	12/14/16	Buy	187,300
			TOTAL	6,200,000

No part of the purchase price or market value of the Shares listed above was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Shares.

AHT SMA, LP intends to vote all its Shares “FOR” Proposal 1. AHT SMA, LP intends to “ABSTAIN” from voting its Shares for Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

Except as otherwise disclosed in this proxy statement, since January 1, 2016, there has not been and there is no currently proposed transaction or series of transactions, in which FelCor was or is to be a participant and the amount involved exceeds $120,000 and in which the Ashford Parties, or, to their knowledge, after reasonable inquiry, any associate of the Ashford Parties had or will have any direct or indirect material interest.

We believe that each of the Ashford Trust Nominees, if elected to the FelCor Board, will act in the best interests of FelCor and its stockholders, act in good faith, and, in accordance with his fiduciary duties, duly consider all matters to come before the FelCor Board. Except as otherwise disclosed in this proxy statement, the Ashford Trust Nominees do not have a substantial interest, direct or indirect, by security holdings or otherwise, in any matter which we believe will be acted upon at the 2017 Annual Meeting.

The Ashford Parties believe that the election of the Ashford Trust Nominees will establish a FelCor Board that is more likely to constructively engage with Ashford Trust regarding the Potential Transaction on the terms Ashford Trust has proposed and, should the newly elected directors and other members of the FelCor Board deem it appropriate in the exercise of their fiduciary duties, approve and recommend to FelCor’s stockholders the Potential Transaction with Ashford Trust, and take any other appropriate actions necessary to facilitate its consummation.  If elected, the Ashford Trust Nominees would serve with FelCor’s other one director and therefore would constitute a majority of the FelCor Board.  However, because the Ashford Trust Nominees are independent and do not have any prior relationship with FelCor, we believe they will consider without any bias the Potential Transaction, and we believe they will be willing to be outspoken in the boardroom about their views on these issues.  We also believe that the election of the Ashford Trust Nominees will send a strong message to the FelCor Board and FelCor’s Chief Executive Officer that FelCor’s stockholders want the FelCor Board to constructively engage with Ashford Trust regarding the Potential

Transaction on the terms Ashford Trust has proposed.  Except for the Potential Transaction, none of the Ashford Parties or, to the Ashford Parties’ knowledge, any of the Ashford Trust Nominees, currently has any additional or alternative plans regarding the Potential Transaction involving FelCor.

To the extent Proposal 1 or other matters to be acted upon at the 2017 Annual Meeting may have an effect on the consummation of the Potential Transaction between FelCor and Ashford Trust, each of AHT SMA GP, LLC, Ashford Trust, Ashford Hospitality Limited Partnership and Ashford OP General Partner LLC may be deemed to have an interest in such matters as a result of AHT SMA, LP’s beneficial ownership of 6,200,000 Shares, as set forth above.  Ashford Inc., by virtue of its anticipated participation in a transaction between FelCor and Ashford Trust, may also be deemed to have an interest in Proposal 1 or other matters to be acted upon at the 2017 Annual Meeting to the extent that such proposals may have an effect on the consummation of the Potential Transaction between FelCor and Ashford Trust.

Except as set forth in this proxy statement, none of the Ashford Parties nor the Ashford Trust Nominees nor any of their respective associates owns beneficially (directly or indirectly) any securities of FelCor or any of its subsidiaries.  Except as set forth in this proxy statement, none of the Ashford Parties nor the Ashford Trust Nominees (1) owns any Shares or other securities of FelCor of record but not beneficially; (2) has purchased or sold any securities of FelCor within the past two years; or (3) is or was, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of FelCor, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Directors and executive officers of the Ashford Parties and/or their associates may also be directors or officers of other companies and organizations that have engaged in transactions with FelCor or its subsidiaries in the ordinary course of business since the beginning of FelCor’s last fiscal year.  Although none of the Ashford Parties are aware of any specific transaction involving FelCor and such other companies and organizations, we believe that the interests of those directors and executive officers and their associates with respect to any such transaction would not be of material significance.

None of the Ashford Parties are, or were within the past year, parties to any contract, arrangement or understanding with any person with respect to any securities of FelCor, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Directors, Officers and Employees of Ashford Trust

The name and principal occupation or employment of each director, officer and employee of Ashford Trust who may be deemed a “participant” are set forth below.  Unless otherwise indicated, for each person, the principal business address is c/o Ashford Hospitality Trust, Inc., 14185 Dallas Parkway Suite 1100, Dallas, Texas 75254.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Ashford Trust.

Name	Present Position with Ashford Trust or Other Principal Occupation or Employment	Address of Principal Employer (If Other than Ashford Trust)
Monty J. Bennett	Chairman of the Ashford Trust Board of Directors; Chief Executive Officer of Ashford Inc.
Douglas A. Kessler	Chief Executive Officer of Ashford Trust
David A. Brooks	Chief Operating Officer and General Counsel of Ashford Trust
Deric S. Eubanks	Chief Financial Officer of Ashford Trust
Mark L. Nunneley	Chief Accounting Officer of Ashford Trust
Jeremy J. Welter	Executive Vice President of Asset Management of Ashford Trust
J. Robinson Hayes	Chief Strategy Officer of Ashford Trust
Benjamin J. Ansell, MD	Lead Director of the Ashford Trust Board of Directors; founder of UCLA Executive Health Program	100 UCLA Medical Plaza, Suite 525, Los Angeles, CA 90095

Name	Present Position with Ashford Trust or Other Principal Occupation or Employment	Address of Principal Employer (If Other than Ashford Trust)
Amish Gupta	Director on the Ashford Trust Board of Directors; Chief Operating Officer of RETC, Limited Partnership	5151 Belt Line Rd, #725, Dallas, TX 75254
Kamal Jafarnia	Director on the Ashford Trust Board of Directors; Senior Vice President of W.P. Carey Inc.	50 Rockefeller Plaza, New York, NY 10020
Frederick J. Kleisner	Director on the Ashford Trust Board of Directors
Philip S. Payne	Director on the Ashford Trust Board of Directors; Chief Executive Officer of Ginkgo Residential	1023 W. Morehead Street, Suite 301, Charlotte, NC 28208
Alan L. Tallis	Director on the Ashford Trust Board of Directors; principal of Alan L. Tallis & Associates	11919 Edgestone Road, Dallas, Texas 75230

Interests of Director, Officer and Employee Participants

Except as described in the proxy statement, to Ashford Trust’s knowledge, after reasonable inquiry, with respect to the individuals listed above under “Directors, Officers and Employees of Ashford Trust” in this Annex B:

•                  No such person is the beneficial owner, directly or indirectly, of any FelCor securities.

•                  No such person is the record owner of any FelCor securities.

•                  No such person is the beneficial owner, directly or indirectly, of any securities of any parent or subsidiary of FelCor.

•                  No associate of any such person is the beneficial owner, directly or indirectly, of any FelCor securities.

•                  No such person has purchased or sold FelCor securities within the past two years.

•                  No such person is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of FelCor, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•                  No such person has an arrangement or understanding with respect to any future employment by FelCor or its affiliates or with respect to any future transactions to which FelCor or any of its affiliates will or may be a party.

•                  No associate of any such person has an arrangement or understanding with respect to any future employment by FelCor or its affiliates or with respect to any future transactions to which FelCor or any of its affiliates will or may be a party.

•                  Since January 1, 2016, no such person nor any member of the immediate family of such person has had any direct or indirect material interest in any transaction or series of transactions, or currently proposed transaction, to which FelCor or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000.

•                  No such person during the past ten years has been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors).

ANNEX C

FORM OF
ENGAGEMENT AND INDEMNIFICATION AGREEMENT

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of February    , 2017 (this “Agreement”), by and between Ashford Hospitality Trust, Inc. (“Ashford”) and         (“Nominee”).

WHEREAS, Ashford has asked Nominee, and Nominee has agreed, to be (i) a member of the slate of nominees (the “Slate”) of Ashford for election to the Board of Directors (the “Board of Directors”) of FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), at the 2017 annual meeting of stockholders of the Company (including any adjournments or postponements thereof) (the “Annual Meeting”) and/or at any special meeting of the stockholders of the Company (including any adjournments or postponements thereof) (a “Special Meeting”) and (ii) named as such in the proxy soliciting materials related to the Annual Meeting and/or a Special Meeting;

WHEREAS, Ashford may solicit proxies from the stockholders of the Company in support of Nominee’s election as a director of the Company at the Annual Meeting and/or a Special Meeting (the “Solicitation”); and

WHEREAS, Nominee has agreed to serve as a director of the Company if so elected at the Annual Meeting and/or a Special Meeting or appointed by other means.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Ashford that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.              Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Ashford, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket fees, costs, and expenses paid or incurred in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating in (as a party, witness or otherwise, including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable out-of-pocket costs and expenses of Nominee incurred in connection with seeking enforcement of this Agreement in the event that Nominee is successful in such enforcement action, in each case except to the extent arising out of or resulting from Nominee’s knowing violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or material omission in any information provided by Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Indemnifiable Event” means any event or occurrence relating to or arising out of, or any action taken or omitted to be taken in connection with, the Solicitation or being a member of the Slate, in each case except to the extent arising out of or resulting from Nominee’s knowing violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or material omission in the information provided by the Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company, but excluding any personal or business insurance maintained by Nominee).

“Loss or Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s knowing violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or material omission in the information provided by the Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

Section 2.              Agreement to be Named and Serve; Consideration.  Nominee hereby agrees to (a) be a nominee for election to the Board of Directors at the Annual Meeting and/or a Special Meeting, (b) be named as such in the proxy soliciting materials related to the Annual Meeting and/or a Special Meeting, (c) serve as a director of the Company if so elected at the Annual Meeting and/or a Special Meeting or appointed by other means, (d) devote the time and energy necessary to participate in the Solicitation as requested by Ashford, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, by Nominee making him or herself available to attend and participate in meetings with, interviews with and presentations to stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons that Ashford may reasonably request in connection with the Solicitation, the election of the Slate or any shareholder resolutions Ashford may determine to bring before the Company’s stockholders in connection with the Solicitation and (e) subject to Section 4 below, reasonably cooperate with Ashford in connection with any litigation or investigation arising out of or related to the Solicitation, including the nomination of the Slate, and subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, to be reasonably available to respond to and participate as reasonably necessary in any such action or investigation.  If Nominee serves on the Slate and does not withdraw, Ashford will pay Nominee an aggregate fee of $75,000, such amount to be paid as follows:  (i) one-half of the fee will be paid at the time Nominee is nominated to the Board of Directors by Ashford, and (ii) the remaining portion of the fee shall be paid at the conclusion of the Solicitation (whether by conclusion of the Annual Meeting and/or Special Meeting or pursuant to the terms of a settlement agreement), regardless of outcome.

Section 3.              Questionnaire; Disclosure of Information.  Nominee hereby agrees (a) to promptly complete and sign the written questionnaire requesting information relating to Nominee’s background and qualifications (the “Questionnaire”) and the written representation and agreement (the “Representation and Agreement”), each in the form provided by the Company to Ashford pursuant to Section 3.2 of the Company’s Bylaws (as amended and restated by the Board of Directors effective October 27, 2016) (the “Bylaws”), (b) that Nominee’s responses in the Questionnaire and the representations made in the Representation and Agreement will be true, complete and correct in all material respects and will not omit any material information, (c) that Nominee will provide true and complete information concerning such other matters as are required or customary to be disclosed regarding Nominee, his or her nomination to the Board of Directors or the Solicitation under (i) the Bylaws or (ii) pursuant to the rules and regulations contained in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, (d) that Nominee will promptly provide any additional information as may be requested by Ashford, such information to be true and correct and not omit any material information, and (e) that Nominee will promptly notify Ashford of any changes or updates to any information provided by Nominee to Ashford pursuant to this Section 3.  Nominee further agrees that Ashford may forward the Representation and Agreement and the Questionnaire to the Company, and Ashford may at any time, in its discretion, publicly disclose such information, as well as the existence and contents of this Agreement.  Furthermore, Nominee understands that Ashford may elect, at its expense, to conduct a background and reference check of Nominee and Nominee agrees to complete and execute any necessary authorization forms or other documents required in connection therewith. Ashford shall, upon request, provide Nominee with a copy of any written background and reference check report and an opportunity to correct or supplement any information therein.

Section 4.              Indemnification.  (a)  In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Ashford, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, arising out of such Claim (it being understood and agreed that except as provided in Section 4(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 30 days after written request is made to Ashford accompanied by supporting documentation).

Nominee shall give Ashford prompt written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) as soon as Nominee becomes aware thereof.

(b)           In the case of the commencement of any Claim against Nominee in respect of which he or she may seek indemnification from Ashford hereunder, Ashford will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such Claim, as provided below.  In addition, Ashford shall have the right to assume control of the defense of such Claim with counsel chosen by Ashford, unless Nominee has independent counsel as provided for by this provision.  To the extent that Ashford may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Ashford hereunder, Ashford shall provide Nominee with written notice of Ashford’s election to assume the defense of such Claim.  From and after such election by Ashford to assume defense of a Claim, Ashford will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith).  If in any Claim for which indemnity may be sought hereunder Ashford shall not have timely assumed the defense thereof with counsel reasonably satisfactory to Nominee, or Nominee shall have been advised by his or her counsel in writing that it would be reasonably likely to result in a conflict of interest for the same counsel to represent both Nominee and Ashford in such Claim, or if Nominee has been advised by counsel that Nominee has separate or additional defenses than those available to Ashford with regard to such Claim, Nominee shall have the right to employ his or her own independent counsel reasonably satisfactory to Ashford in such Claim, in which event Ashford shall pay directly or reimburse Nominee for any costs not paid directly for all reasonable out-of-pocket legal fees and expenses incurred by Nominee in connection with the defense thereof; provided, however, that Ashford shall be obligated to pay for only one firm to serve as counsel for all of Ashford’s nominees for election to the Board of Directors.  The foregoing provision for one firm to serve as counsel for all Nominees shall not apply in the event that counsel for any Nominee opines that an individual Nominee has a defense not available to other Nominees and/or the Nominee’s rights may be in conflict with another Nominee.  Nominee shall not settle any Claim without the prior written consent of Ashford, which consent shall not be unreasonably withheld.  The prior sentence shall not apply if counsel for Nominee opines that the rights of the Nominee are in conflict with Ashford, in which case Nominee may settle any such Claim only after written notice to and consultation with Ashford and good faith consideration of Ashford’s views and recommendations as to any such settlement.  Ashford shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably withheld).

(c)           Nominee’s right to indemnification pursuant to this Section 4 shall include the right of Nominee to be advanced by Ashford any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to Ashford by Nominee to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that Nominee is not entitled to be indemnified for or advanced such Expenses.  The indemnification and reimbursement arrangements contemplated herein shall only take effect if Nominee is publicly named as a member of the Slate.

(d)           Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of Ashford provided by this Agreement will not apply to any event or occurrence (i) prior to the date hereof or subsequent to the conclusion of the Solicitation or such earlier time as Nominee is no longer a member of the Slate, or (ii) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company.

Section 5.              Publicity.  From and after the date hereof until the date on which Nominee is elected or appointed to serve as a director, Nominee shall coordinate with Ashford with respect to Nominee’s public disclosures regarding the Solicitation, including press releases, public announcements and statements or disclosures to the media concerning this Agreement, the Solicitation or any of the matters contemplated hereby by using commercially reasonable efforts to notify Ashford with respect to any planned media engagements, and to the extent feasible, to coordinate with Ashford on the text of such disclosures or topics to be discussed in connection with such engagements.

Section 6.              No Agency.  Each of Ashford and Nominee acknowledges that Nominee is not acting as an agent of Ashford or in a fiduciary capacity with respect to Ashford and that Nominee is not assuming any duties or obligations to Ashford other than those expressly set forth in this Agreement.  Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and nothing contained herein shall entitle Nominee to any compensation from Ashford, except for the fee provided for in Section 2 hereunder.  Each of Ashford and Nominee further acknowledges that, should Nominee be elected to the Board of Directors, Nominee will be acting as a director of the Company, on behalf of the Company and all of its stockholders, independent of and not controlled by Ashford, and all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his or her fiduciary duties to the Company and its stockholders.  Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a Company director.  Each of Ashford and Nominee further acknowledges that there is no agreement between or among them regarding the voting or holding of any shares of the Company.

Section 7.              Amendment, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing signed by the parties hereto.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  The parties may not waive or vary any right hereunder except by an express written waiver or variation.  Any failure to exercise or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right.  The waiver by one party of any breach of this Agreement by another party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

Section 8.              Subrogation.  In the event of payment under this Agreement, Ashford shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Ashford effectively to bring suit to enforce such rights.

Section 9.              No Duplication of Payments.  Ashford shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder.

Section 10.            Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party,

if to Ashford, to:

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

Attn:  David A. Brooks, Chief Operating Officer and General Counsel

Fax:  (972) 490-9605

with a copy to (which copy shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attn:  Richard M. Brand, Esq.

Fax:  (212) 504-6666

if to Nominee, to:

with a copy to (which copy shall not constitute notice hereunder):

Kasowitz, Benson, Torres & Friedman LLP

1633 Broadway

New York, New York 10019

Attn:                    Marc E. Kasowitz, Esq.

Albert S. Mishaan, Esq.

Fax:  (212) 506-1800

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 10.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 10.

Section 11.            Termination.  This Agreement shall automatically terminate on the earliest to occur of (a) Nominee is not elected as a director of the Company following a Solicitation in which Ashford nominated (and did not withdraw) candidates for election, (b) Nominee’s election to the Board of Directors and (c) two (2) years from the date hereof; provided, that Ashford may terminate this Agreement at any time upon written notice to

Nominee; provided, further, that Ashford’s obligations with respect to payments to Nominee under Section 2 hereunder, reimbursement and indemnification to Nominee under Section 4 and Section 15 hereunder, and Nominee’s obligations with respect to indemnification and advancement under Section 4 hereunder, expense reimbursement under Section 15 hereunder and non-disclosure under Section 16 hereunder, shall each remain in full force and effect and survive the termination of this Agreement.

Section 12.            Nominee Acknowledgement.  Nominee acknowledges that Ashford shall be under no obligation to nominate Nominee for election.  Nominee acknowledges that Ashford will rely upon information provided by Nominee for purposes of preparing submissions to the Company, proxy solicitation materials and other public disclosure.

Section 13.            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of Texas located in Dallas County, or in the United States District Court for the Northern District of Texas, Dallas Division, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 10, such service to become effective ten days after such mailing.

Section 14.            Execution by Counterparts/Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed by facsimile or PDF.

Section 15.            Expense Reimbursement.  Ashford hereby agrees to reimburse Nominee for his or her reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the Slate, including, without limitation, reimbursement for reasonable out-of-pocket travel expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that he or she needs to retain legal counsel to represent Nominee in connection with being a member of the Slate (other than in connection with a claim for indemnification, which is addressed in Section 4) he or she will employ counsel selected by Ashford and reasonably satisfactory to Nominee.  Should Nominee be elected to the Board of Directors, other than as expressly set forth herein, Ashford will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election to the Board of Directors.

Section 16.            Non-Disclosure.  Nominee acknowledges and agrees that, unless otherwise authorized by Ashford, Nominee will hold in strict confidence and will not use nor disclose to third parties information Nominee receives from Ashford or any of its agents or representatives or information developed by Nominee based upon such information Nominee receives, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than Ashford or its agents or representatives) which does not have a legal, contractual or fiduciary obligation of confidentiality to Ashford or its agents or representatives, (c) following Nominee’s election as a director of the Company, information which is necessary for Nominee to disclose in order to comply with Nominee’s duties under applicable law or (d) information which is required to be disclosed by applicable law; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to use commercially reasonable efforts to notify Ashford promptly so that Ashford may seek a protective order or other appropriate remedy or, in Ashford’s sole discretion, waive compliance with the terms of this Section 16; provided, further, that in the event that no such protective order or other remedy is obtained, or that Ashford waives compliance with the terms of this Section 16, Nominee further agrees to furnish only that portion of the confidential information which Nominee is advised by counsel is legally required and will cooperate with Ashford’s efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information.  Except for disclosures pursuant to clauses (c) and (d) above, Nominee further agrees not to (i) make any public statement or any other form of communication relating to the Solicitation without the prior permission of Ashford and (ii) stand for election through nomination by the Company or any other shareholder of the Company (other than Ashford), as director of the Company without the prior permission of Ashford.  Nothing in this paragraph shall constrain Nominee’s communications with his or her counsel, or prevent Nominee from disclosing information to his or her counsel.

Section 17.            Entire Agreement.  This Agreement, together with the Confidentiality Agreement entered into between Nominee and Cadwalader, Wickersham & Taft LLP on behalf of Ashford, constitute the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 18.            Headings.  The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

Section 19.            Warranty of Authority.  Each person executing this Agreement represents and warrants that he or she has full authority to sign this Agreement on behalf of the party for which he or she is acting and that the parties will thereby be fully bound by the terms of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 20.            Remedies.  Nominee hereby acknowledges that money damages would be both difficult to calculate and speculative and an insufficient remedy for any breach of Nominee obligations in Sections 2, 3, 4, 5 and/or 16 and that any such breach would cause Ashford irreparable harm.  Accordingly, Nominee also agrees that in the event of any breach or threatened breach of Sections 2, 3, 4, 5 and/or 16 Ashford, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Ashford Hospitality Trust, Inc.

By:
Name:
Title:

Nominee

[Signature Page to Engagement and Indemnification Agreement]

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 10, 2017

Vote by Internet	www.[•].com

Use the Internet to submit your proxy until [11:59 p.m., Eastern Time], on [•], 2017. Have your GOLD proxy card in hand when you access the website listed above and follow the instructions provided.

Vote by Telephone	1-[•]-[•]-[•]

Use any touch-tone telephone to submit your proxy until [11:59 p.m., Eastern Time], on [•], 2017. Have your GOLD proxy card in hand when you call and follow the instructions provided.

Vote by Mail

Please mark, sign, date and promptly mail your GOLD proxy card using the postage-paid envelope provided or return your GOLD proxy card to: Corporate Election Services, [•].

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 MEETING:

The Proxy Statement is, and all other soliciting materials filed by Ashford Trust after the date of the Proxy Statement will be, available at www.[•].com

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION,

ê MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. ê

Ashford Hospitality Trust, Inc.	Gold Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF ASHFORD HOSPITALITY TRUST, INC.
FOR USE AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS OF FELCOR LODGING TRUST INCORPORATED.

This proxy is solicited on behalf of Ashford Hospitality Trust, Inc., a Maryland corporation (“Ashford Trust”), and not on behalf of the Board of Directors of FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor”). The undersigned stockholder of FelCor hereby appoints [•] and [•], and each of them, proxies and attorneys-in-fact, with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 annual meeting of stockholders of FelCor (the “Meeting”), to vote all shares of common stock, $0.01 par value per share, of FelCor which the undersigned would be entitled to vote at the Meeting, as specified herein, and in the discretion of such persons upon all other matters as may properly come before the Meeting, and the undersigned revokes any proxies previously provided with respect to the matters covered by this proxy.

The shares represented by this proxy will be voted as directed. If no direction is indicated, the proxies will vote the shares represented by this proxy FOR the election of Ashford Trust’s nominees and will abstain from voting on Proposal 2, Proposal 3, Proposal 4 and Proposal 5 (Proposals 1-5 are described on the reverse). The proxies will vote on such other matters as may properly come before the Meeting, and to elect such other persons to fill any additional directorships up for election at the Meeting, in the proxies’ discretion, including with respect to matters which Ashford Trust did not know a reasonable time before beginning the solicitation of proxies that are to be presented at the Meeting.

The undersigned acknowledges receipt of the Proxy Statement of Ashford Trust dated [•], 2017 (the “Proxy Statement”).

		,	2017
Stockholder Sign Here	Date

Title

		,	2017
Stockholder (Joint Owner) Sign Here	Date

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 10, 2017

YOUR VOTE IS IMPORTANT!

Please take a moment now to submit a proxy with respect to your shares of
FelCor Lodging Trust Incorporated common stock for the
2017 Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND
SUBMIT A PROXY IN ONE OF THREE WAYS.

(See reverse side for instructions.)

You may submit a proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a GOLD proxy card.

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION,
ê MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. ê

ASHFORD TRUST RECOMMENDS A VOTE FOR THE ELECTION OF ASHFORD TRUST’S NOMINEES AND ASHFORD TRUST MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, PROPOSAL 5 OR ANY OTHER PROPOSALS.

1.      Elect seven Directors, each to serve for a one-year term:

(1) MARVIN BANKS	(2) KEITH O. COWAN	(3) JEFFREY N. LAVINE
(4) CHRISTOS MEGALOU	(5) JOHN MARK RAMSEY	(6) GREGORY Z. RUSH
(7) DANIEL E. SCHMERIN

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

Proposal 1 is not subject to, or is conditioned upon, the effectiveness of any of the other Proposals.

2.      Amend FelCor’s corporate charter to permit stockholders to propose binding bylaw amendments.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.      Advisory vote on the approval of the 2016 executive compensation paid to FelCor’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.      Advisory vote on the frequency of advisory votes on executive compensation.

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

5.      Ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s independent registered public accounting firm for 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued, and please sign on reverse side.)